                                 EXHIBIT 10.52

                        (INCLUDING PORTIONS SUBJECT TO A
                WITHDRAWN APPLICATION FOR CONFIDENTIAL TREATMENT
                            PURSUANT TO RULE 24b-2)

                               QVC NETWORK, INC.

                                      and

                                  QVC BRITAIN

                                      and

                        BRITISH SKY BROADCASTING LIMITED

                                      and

                             PRECIS (1192) LIMITED

                                      and

                                      QVC


                       --------------------------------

                            JOINT VENTURE AGREEMENT

                       --------------------------------




                             Allen Allen & Hemsley
                               Bucklersbury House
                            3 Queen Victoria Street
                                LONDON EC4N 8EL
                              Ref:  LON:412057:BMW

                               TABLE OF CONTENTS




1.         DEFINITIONS AND INTERPRETATION   . . . . . . . . . . . . . . . .  1

           1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . .  1
           1.2     Interpretation   . . . . . . . . . . . . . . . . . . . .  8

2.         THE VENTURE  . . . . . . . . . . . . . . . . . . . . . . . . . .  9

           2.1     Formation  . . . . . . . . . . . . . . . . . . . . . . .  9
           2.2     The Closing  . . . . . . . . . . . . . . . . . . . . . . 10
           2.3     Principal Office   . . . . . . . . . . . . . . . . . . . 11
           2.4     Purpose  . . . . . . . . . . . . . . . . . . . . . . . . 11
           2.5     Term   . . . . . . . . . . . . . . . . . . . . . . . . . 11
           2.6     Early Termination  . . . . . . . . . . . . . . . . . . . 11

3.         MANAGEMENT AND OPERATIONS OF THE VENTURE   . . . . . . . . . . . 11

           3.1     Board of Directors . . . . . . . . . . . . . . . . . . . 11
           3.2     Designation  . . . . . . . . . . . . . . . . . . . . . . 12
           3.3     Decision-Making  . . . . . . . . . . . . . . . . . . . . 12
           3.4     Meetings of the Board of Directors   . . . . . . . . . . 12
           3.5     Actions Requiring Board Approval   . . . . . . . . . . . 13
           3.6     Annual Budget Approval   . . . . . . . . . . . . . . . . 16
           3.7     Officer and Senior Executives  . . . . . . . . . . . . . 17
           3.8     Other Employees and Services   . . . . . . . . . . . . . 17
           3.9     Insurance  . . . . . . . . . . . . . . . . . . . . . . . 17
           3.10    Venture Funds  . . . . . . . . . . . . . . . . . . . . . 17
           3.11    Shareholder and Parent Covenants   . . . . . . . . . . . 18

4.         TRANSACTIONS BETWEEN THE VENTURERS AND THE VENTURE   . . . . . . 18

           4.1     Renewal of Contracts Between a Venturer and the
                   Venture  . . . . . . . . . . . . . . . . . . . . . . . . 18
           4.2     Termination of Contracts Between a Venturer and the
                   Venture  . . . . . . . . . . . . . . . . . . . . . . . . 18
           4.3     Consideration of Transactions with the Venture   . . . . 18
           4.4     Payment of Fees and Expenses   . . . . . . . . . . . . . 18
           4.5     Venture Obligations  . . . . . . . . . . . . . . . . . . 19
           4.6     Venture Payments   . . . . . . . . . . . . . . . . . . . 19

5.         BORROWINGS BY, AND FUNDING OF, THE VENTURE   . . . . . . . . . . 19

           5.1     Funding to the Break Even Date   . . . . . . . . . . . . 19
           5.2     Repayment of Funding Loans; Dividend Policies  . . . . . 21
           5.3     Funding After the Break Even Date  . . . . . . . . . . . 21
           5.4     Funding Loan by Affiliate  . . . . . . . . . . . . . . . 22

6.         ACCOUNTING AND TAXATION  . . . . . . . . . . . . . . . . . . . . 22

           6.1     Financial Year   . . . . . . . . . . . . . . . . . . . . 22
           6.2     Maintenance of Books and Records   . . . . . . . . . . . 22
           6.3     Access to Books of Account   . . . . . . . . . . . . . . 22
           6.4     Financial Statements   . . . . . . . . . . . . . . . . . 23
           6.5     Taxation   . . . . . . . . . . . . . . . . . . . . . . . 24

                                      (ii)


7.         RESTRICTIONS ON DISPOSITION OF VENTURE INTERESTS   . . . . . . .  25

           7.1     Prohibition an Direct Disposition of Venture
                   Interests  . . . . . . . . . . . . . . . . . . . . . . .  25
           7.2     Subsidiary Status  . . . . . . . . . . . . . . . . . . .  26
           7.3     Effect of Prohibited Dispositions  . . . . . . . . . . .  26

8.         EVENTS OF DEFAULT: CONSEQUENCES AND REMEDIES; SPECIAL TERMINATION
           EVENTS     . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

           8.1     Events of Default  . . . . . . . . . . . . . . . . . . .  27
           8.2     Termination of Venture   . . . . . . . . . . . . . . . .  27
           8.3     Additional Remedies  . . . . . . . . . . . . . . . . . .  28

9.         BUSINESS OF THE VENTURE  . . . . . . . . . . . . . . . . . . . .  28

           9.1     Restrictive Provisions   . . . . . . . . . . . . . . . .  28
           9.2     Other Activities; Right to compete   . . . . . . . . . .  30
           9.3     Acknowledgments  . . . . . . . . . . . . . . . . . . . .  30
           9.4     Additional QVC Covenants   . . . . . . . . . . . . . . .  31
           9.5     Additional BSkyB Covenants   . . . . . . . . . . . . . .  31
           9.6     Covenants of the Venturers   . . . . . . . . . . . . . .  31
           9.7     Transponder  . . . . . . . . . . . . . . . . . . . . . .  31
           9.8     Sub-Lease of Premises  . . . . . . . . . . . . . . . . .  32
           9.9     Hiring Restrictions  . . . . . . . . . . . . . . . . . .  34
           9.10    Rights and Remedies Upon Breach  . . . . . . . . . . . .  35
           9.11    Reasonableness; Severability   . . . . . . . . . . . . .  35
           9.12    Confidential Information   . . . . . . . . . . . . . . .  35

10.        TERMINATION OF THE VENTURE   . . . . . . . . . . . . . . . . . .  36

           10.1    Termination  . . . . . . . . . . . . . . . . . . . . . .  36
           10.2    Consequences of a Termination  . . . . . . . . . . . . .  36
           10.3    Subordination and Non-Recourse   . . . . . . . . . . . .  37

11.        REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . .  37

           11.1    Representations and Warranties   . . . . . . . . . . . .  37
           11.2    Additional Representations   . . . . . . . . . . . . . .  38
           11.3    Survival   . . . . . . . . . . . . . . . . . . . . . . .  38

12.        MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . .  39

           12.1    Entire Agreement, Construction . . . . . . . . . . . . .  39
           12.2    Governing Law  . . . . . . . . . . . . . . . . . . . . .  39
           12.3    Third Party Beneficiaries  . . . . . . . . . . . . . . .  39
           12.4    Expenses   . . . . . . . . . . . . . . . . . . . . . . .  39
           12.S    Waivers and Amendments   . . . . . . . . . . . . . . . .  39
           12.6    Notices  . . . . . . . . . . . . . . . . . . . . . . . .  40
           12.7    Counterparts   . . . . . . . . . . . . . . . . . . . . .  40
           12.8    Severability   . . . . . . . . . . . . . . . . . . . . .  41
           12.9    Successors and Assigns   . . . . . . . . . . . . . . . .  41
           12.10   No Right of Set-Off  . . . . . . . . . . . . . . . . . .  41
           12.11   Headings; Clause References  . . . . . . . . . . . . . .  41
           12.12   No Partnership   . . . . . . . . . . . . . . . . . . . .  41
           12.13   Restrictive Trade Practices Act  . . . . . . . . . . . .  41

                                     (iii)


           12.14   Conflicts with Ancillary Agreements  . . . . . . . . . .  41
           12.15   Conflicts with Memorandum of Association and Articles of
                   Association  . . . . . . . . . . . . . . . . . . . . . .  41
           12.16   Termination  . . . . . . . . . . . . . . . . . . . . . .  42

THIS JOINT VENTURE AGREEMENT is made the 11th day of October 1993

AMONG:

1. QVC NETWORK INC., a company duly organised under the laws of Delaware with its registered office at Goshen Corporate Park, West Chester, Pennsylvania ("QVC");

2. QVC BRITAIN, an unlimited company registered in and incorporated under the laws of England, number 2825241 c/o Willkie Farr & Gallagher, Dauntsey House, 4B Frederick's Place, London, EC2R 8AB ("QVC Sub");

3. BRITISH SKY BROADCASTING LIMITED, a limited company registered in and duly organised and incorporated in England, number 2247735 of 6 Centaurs Business Park, Grant Way, Isleworth, Middlesex, TW7 5QD, United Kingdom ("BSkyB");

4. PRECIS (1192) LIMITED, a limited company registered in and duly organised and incorporated in England, number 280711 of 6 Centaurs Business Park, Grant Way, Isleworth, Middlesex, TW7 5QD, United Kingdom ("BSkyB Sub"); and

         (QVC Sub and BSkyB Sub may herein be individually referred to as a "Venturer" and collectively referred to as the "Venturers")

5. QVC, an unlimited company incorporated in and duly organised under the laws of England, registered no. 2807164, with its registered office at or to be at MarcoPolo House, Queenstown Road, London SW8, United Kingdom (the "Venture").

WHEREAS:

A. The parties desire to participate in the Venture for the purpose of engaging in the business of owning and operating a Home Shopping Channel as a direct-to-the-consumer retail television network (the "Service") serving cable and satellite dish homes within the United Kingdom, the Republic of Ireland, the Isle of Man and the Channel Isles (collectively, the "Territory") and to be encrypted using VideoCrypt technology.

B. Direct-to-home distribution to dish houses will be provided by means of the Service being included within BSkyB's "Basic Tier" which has launched as an encrypted service as from 1st October 1993.

C. BSkyB leases an Astra transponder from Societe Europeenne des Satellites S.A. ("SES"), which it has agreed to provide to the Venture via the Transponder Sub-Lease (and also to provide uplinking and related services) at cost

D. The business of the Venture is to be run from certain premises currently leased by BSkyB and known as "MarcoPolo House", Queenstown Road, London (the "Premises") which premises are to be sub-leased by BSkyB to the Venture at cost.

E. QVC has agreed to provide funding to the Venture subject to the Agreed Cap until the Break Even Date as hereafter provided.

NOW, THEREFORE, in consideration of the premises and other covenants and conditions contained herein, the parties hereto agree as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

         In this Agreement the following terms have the following meanings (terms defined in the singular to include the plural and vice versa):

         "A DIRECTORS" has the meaning ascribed to that term in Clause 3.2

         "A SHARES" has the meaning ascribed to that term in Clause 2.1(a).

         "ACCOUNTANTS" means the independent chartered accountants and registered auditors of the Venture.

         "ADDITIONAL TERM" has the meaning ascribed to that term in Clause 2.5.

         "AFFILIATE" means, with respect to any specified Person, any other Person who or which, directly or indirectly through one or more intermediaries, Controls, is Controlled by such specified Person. Notwithstanding the foregoing, (i) neither the Venture nor any Person Controlled by the Venture shall be deemed to be an "Affiliate " of any Venturer or of any Affiliate of a Venturer, and (ii) no Venturer or any Affiliate thereof shall be deemed to be an "Affiliate" of any other Venturer or any Affiliate thereof by virtue of its equity ownership in the Venture.

         "AGENTS" has the meaning ascribed to that term in Clause 9.12.

         "AGREEMENT" means this Agreement as it may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof.

         "AGREED CAP" means ten million pounds sterling (Pound 10,000,000).

         "ANCILLARY AGREEMENTS" means the Sub-Leases, the DTH Distribution Agreement and the Transponder Sub-Lease.

         "ANNUAL BUDGET" means, for any Financial Year of the Venture, either
         (i) the budget and projected cash flow statement for the Venture for such Financial Year, as approved by the Board of Directors, or (ii) the budget and projected cash flow statement deemed to be the Annual Budget pursuant to Clause 3.6(c) for such Financial Year, in either case, conforming in form to the 1994 Annual Budget and containing information in all categories included in the 1994 Annual Budget, as amended or modified from time to time pursuant to Clause 3.6. Unless the context otherwise requires, references to the Annual Budget shall be deemed to be references to the Annual Budget then in effect.

         "ASTRA TRANSPONDER" means the transponder on the Astra 1A satellite, the Astra 1B satellite or the Astra 1C satellite that BSkyB has identified for the purposes of transmitting the Service or any replacement satellite access to which is provided by SES.

         "B DIRECTORS" has the meaning ascribed to that term in Clause 3.2

         "B SHARES" has the meaning ascribed to that term in Clause 2.1(a).

         "BANK BASE RATE" means the base rate of Midland Bank PLC or if such bank is no longer in existence, such other bank as shall be determined in good faith by the Board of Directors.

         "BANKRUPTCY PROCEEDING" means, with respect to any specified Person, any case, proceeding or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to such Person, or seeking to adjudicate such Person a bankrupt or insolvent or seeking appointment of a receiver, trustee, custodian or similar official for such Person or for all or any substantial part of such Person's assets.

         "BOARD OF DIRECTORS" or "BOARD" has the meaning ascribed to that term in Clause 3.1.

         "BREACHING VENTURER" has the meaning ascribed to that term in Clause
         8.2.

         "BREAK EVEN DATE" means the date agreed between the parties (or failing such agreement as determined by the Accountants who in making such determination shall be deemed to be acting as experts and not as arbitrators) being the last day of a Fiscal Quarter when:

         (i) for that and the preceding Fiscal Quarter, the Venture has achieved positive net cash flow on a monthly basis; and

         (ii) the Venture can operate as a viable going concern without funding support from the Venturers.

         "BUDGET CERTIFICATE" has the meaning ascribed to that term in Clause 5.1(b).

         "BUSINESS" means (i) the ownership and operation of the Service in the Territory, (ii) the Hard Encryption of the Service and the distribution thereof by satellite feed to viewers via satellite, cable and such other means or media as to the Venturers seems fit (subject to applicable regulatory requirements), (iii) such other functions as shall be approved by the Board of Directors and (iv) all functions incidental thereto including the ownership, lease and operation of real and personal property acquired in connection with the foregoing and the entering into and execution of agreements in connection with the foregoing.

         "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in London, England or Philadelphia, Pennsylvania are authorised by law to close.

         "CEO/MD" has the meaning ascribed to that term in Clause 3.7.

         "CFO" has the meaning ascribed to that term in Clause 3.7.

         "CHANNEL" has the same meaning as "Service".

         "CLAIMANT COMPANY" has the meaning ascribed to that term in Clause 6.5
         (b)(i).

         "CLASSES" has the meaning ascribed to that term in Clause 3.2.

         "CLOSING" has the meaning ascribed to that term in Clause 2.1.

         "COMMITMENT INCREASE" has the meaning ascribed to that term in Clause 3.6(c).

         "CONFIDENTIAL INFORMATION" means (i) the existence, and terms of, this Agreement, (ii) all business and technical information relating to the Business that is proprietary to the Venture or otherwise not available to the general public and (iii) all trade secrets, technologies and know-how of either Venturer in the areas of its expertise including, without limitation, QVC's know-how in home shopping and direct marketing and BSkyB's know-how in programming for and distribution to United Kingdom audiences, encryption and BSkyB's subscriber base (including but not limited to subscriber names and addresses) provided however that such Confidential Information shall not include, with respect to any Venturer desiring to disclose any information, any information that (A) has become generally available to the public other than as a result of a disclosure by such Venturer, its Affiliates or its Agents in breach of Clause 9.12, (B) has been independently developed by such Venturer or an Affiliate of such Venturer without violating any obligations owed to the Venture or (C) was or becomes available to such Venturer or an Affiliate of such Venturer on a non-confidential basis from a third party having no obligation of confidentiality to a Venturer or the Venture and which has not itself received such information directly or indirectly in breach of any such obligation of confidentiality.

         "CONSORTIUM PROVISIONS" has the meaning ascribed to that term in Clause 6.5(b).

         "CONTROL" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" has a correlative meaning.

         "DEFAULTED FUNDING LOAN" has the meaning ascribed to that term in Clause 8.1(a).

         "DEFICIT" has the meaning ascribed to that term in Clause 5.1(b).

         "DIRECT EMPLOYEES COSTS" has the meaning ascribed to that term in Clause 9.4(a).

         "DIRECTORS" has the meaning ascribed to that term in Clause 3.2.

         "DISPOSITION" means any sale, assignment, alienation, gift, exchange, conveyance, transfer, pledge, hypothecation, granting of a security interest (including a floating charge) or other disposition or attempted disposition whatsoever, whether voluntary or involuntary. The term "Dispose" means to make a Disposition.

         "DOLLAR" or "$" means lawful currency of the United States of America.

         "DTH" means the delivery of audio and video signals via high-powered Hard Encrypted satellite transmission to owners or lessees of television receive-only home satellite earth stations for private non-commercial dwelling unit reception.

         "DTH DISTRIBUTION AGREEMENT" means the DTH Distribution Agreement between the Venture and BSkyB, substantially in the form of Exhibit F hereto, as it may from time to time be amended or modified in accordance with the terms hereof or thereof.

         "EC" means the European Economic Community.

         "EVENT OF DEFAULT" has the meaning ascribed to that term in Clause 8.1.

         "FAIR MARKET VALUE" means, as to any equity interest in the Venture or other property, the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, in an arm's-length transaction without time constraints, and without being under any compulsion to buy or sell.

         "FINANCIAL STATEMENTS" has the meaning ascribed to that term in Clause 3.6(b).

         "FINANCIAL YEAR" means the annual reference period for accounting for and maintaining records of the transactions of the Venture.

         "FIRST LEASE" has the meaning ascribed to that term in Clause 9.8(a).

         "FIRST VENTURER" has the meaning ascribed to that term in Clause
         9.1(b).

         "FISCAL QUARTER" or "QUARTER" means each 3 month period ending on the last day of each of September, December, March and June during the Term and the period of 3 months or less which terminates on the last day of the Term.

         "FUNDING DATE" means any date on which Funding Loans are required to be made by QVC pursuant to this Agreement and without limiting the generality of the foregoing includes any date an which Funding Loans are due for repayment and profits are not available to make such repayment.

         "FUNDING EVENT OF DEFAULT" has the meaning ascribed to that term in Clause 8.1(a).

         "FUNDING LOAN" means a funding loan made or to be made by QVC or any of its Affiliates to the Venture pursuant to Clauses 2.2 and 5.1.

         "FUNDING LOAN NOTE" means a promissory note issued by the Venture to QVC (or any QVC Affiliate having made a Funding Loan) in respect of a Funding Loan in the form attached hereto as Exhibit E or in such other form as QVC and the Venture may agree from time to time.

         "FUNDING NOTICE" has the meaning ascribed to that term in Clause
         5.3(a).

         "GAAP" means such generally accepted accounting principles as are applied in, and would be generally acceptable in the United Kingdom as of the date of the financial statement or other document with respect to which the term is used.

         "GOVERNMENTAL AUTHORITY" means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality of the United States of America or any state thereof, or any government or governmental, supernational or state agency or regulatory body of the United Kingdom, Ireland or the EC.

         "GUARANTEE PAYMENT" means any payment made by QVC pursuant to the terms of the Transponder Sub-Lease Guarantee or the Sub-Lease Guarantee.

         "HARD ENCRYPTION" means encryption using the videocrypt technology that is descrambled by subscribers in the Territory by means of a single "smart card" viewing card and "HARD ENCRYPTED" has a corresponding meaning.

         "INDEBTEDNESS FOR BORROWED MONEY" means:

         (i)     obligations for borrowed money (whether secured or unsecured);

         (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business;

         (iii) obligations in respect of operating or capital leases entered into other than in the ordinary course of business, whether or not such obligations would be required to be shown as a liability on a balance sheet under GAAP; and

         (iv) any guarantee or other obligations having the economic effect of a guarantee in respect of any obligations referred to in sub-paragraphs (i), (ii) or (iii) above.

         "INITIAL TERM" has the meaning ascribed to that term in Clause 2.5.

         "LANDLORD" has the meaning set out in Clause 9.8(a).

         "LIENS" means any pledges, security interests, charges, restrictions on or conditions to transfer, voting or exercise or enjoyment of any right or beneficial interest, options, rights of first refusal and other liens, claims, encumbrances, restrictions and equities of any nature whatsoever.

         "MATERIAL ADVERSE EFFECT" means any effect which is or is reasonably likely to be materially adverse to the business of the Venture or the relevant Venturer and its subsidiaries, taken as a whole (including the continued conduct of the operation thereof in substantially the manner currently conducted), or to the assets or liabilities of the business or financial condition or results of operations of the Venture or the relevant Venturer and its subsidiaries, taken as a whole, or to the transactions (including performance thereof) contemplated by this Agreement and the Ancillary Agreements.

         "1994 ANNUAL BUDGET" has the meaning ascribed to that term in Clause 3.6(a).

         "NEW BUSINESS" has the meaning ascribed to that term in Clause 9.1(b).

         "NON-BREACHING VENTURER" has the meaning ascribed to that term in Clause 8.2

         "NON-FUNDING VENTURER" has the meaning ascribed to that term in Clause 8.1.

         "OFFER NOTICE" has the meaning ascribed to that term in Clause 9.1(c).

         "OFFERED TERMS" has the meaning ascribed to that term in Clause 9.1(c).

         "OPERATING PLAN" has the meaning ascribed to that term in Clause 2.4.

         "OPERATIONAL START DATE" has the meaning ascribed to that term in Clause 9.7(a).

         "PARENT" means:

         (i)     QVC, in the case of QVC Sub; or

         (ii)    BSkyB, in the case of BSkyB Sub.

         "PERCENTAGE SHARE" means, with respect to any Venturer at any date, the number of Shares registered in the name of such Venturer divided by the total number of Shares then in issue, expressed as a percentage that is rounded to the nearest 1/1000 (being 50% as at the date of this Agreement).

         "PERSON" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

         "POUND" or "POUND" means lawful currency of the United Kingdom.

         "PREMISES" has the meaning ascribed to that term in Clause 9.8(a).

         "PRIOR YEARS' CONTRACTS" has the meaning ascribed to that term in Clause 3.6(c).

         "PROPOSED ANNUAL BUDGET" has the meaning ascribed to that term in Clause 3.6(b).

         "QVC'S ANNUAL FUNDING OBLIGATION" has the meaning ascribed to that term in Clause 5.1 (b).

         "QVC PAYMENT BALANCE" means, at any time, the aggregate of all Funding Loans and Guarantee Payments (not repaid at that time, unless repaid from the issue of further Funding Loan Notes) made by QVC or any QVC Affiliate to (in the case of Funding Loans) or on behalf of (in the case of Guarantee Payments) the Venture.

         "RESERVE FUND" has the meaning ascribed to that term in Clause 8.2

         "RESTRICTED PROGRAM SERVICE" has the meaning ascribed to that term in Clause 9.1(a).

         "RESTRICTIVE COVENANTS" has the meaning ascribed to that term in Clause 9.10.

         "SECOND LEASE" has the meaning ascribed to the term in Clause 9.8(a).

         "SECOND VENTURER" has the meaning ascribed to that term in Clause 9.1
         (b).

         "SECTION 247 ELECTION" has the meaning ascribed to that term in Clause 6.5(c).

         "SERVICE" has the meaning ascribed to that term in Recital A.

         "SES" shall have the meaning referred to in Recital C.

         "SHARES" has the meaning ascribed to that term in Clause 2.1(a)(i).

         "SMS" means the subscriber management system operated by BSkyB's Subsidiary, Sky Subscriber Services Limited, and which carries out functions including subscriber phone contact, enablement and disenablement, complaints handling and billing;

         "SUB-LEASES" has the meaning ascribed to that term in Clause 9.8(a).

         "SUB-LEASE GUARANTEE" has the meaning ascribed to that term in Clause 2.2.

         "SUBSCRIBERS" means all Persons to whom the Service is distributed by any television distribution system.

         "SUBSIDIARY" has the meaning attributed to it by Section 736 of the Companies Act 1985 but, for the avoidance of doubt, as if all references therein to companies included any body corporate, wherever incorporated.

         "SUCCESSOR" means, with respect to any former Parent, the current Parent which is the direct or indirect transferee of such former Parent's equity interest in a Venturer.

         "TAX LOSS" has the meaning ascribed to that term in Clause 6.5 (b)(i).

         "TERM" has the meaning ascribed thereto in Clause 2.5.

         "TERMINATION EVENTS" has the meaning ascribed to that term in Clause 10.1.

         "TERRITORY" has the meaning ascribed to that term in Recital A.

         "TRANSPONDER FOOTPRINT" means the reception footprint of the Astra Transponder (being the area in which domestic reception of signals from the Astra Transponder are received of a quality regarded as normal broadcast reception quality and as further indicated in the Transponder Lease).

         "TRANSPONDER LEASE" means the lease of usage of an Astra Transponder from SES, directly or indirectly, in the form or substantially in the form referred to in Clause 9.7.

         "TRANSPONDER SUB-LEASE" has the meaning ascribed to that term in Clause 9.7.

         "TRANSPONDER SUB-LEASE GUARANTEE" has the meaning ascribed to that term in Clause 2.2(vi).

         "VENTURE INTEREST" means and includes a Venturer's entire equity and debt (or other) interest in the Venture, including:

         (i)     its Shares and Percentage Share;

         (ii)    all its interest in and rights under this Agreement; and

         (iii) all rights or claims of any kind in respect of any of the foregoing;

         but shall exclude in the case of QVC the QVC Payment Balance and Funding Loan Notes.


         "WINDING UP" has the meaning ascribed thereto in Clause 10.3.

1.2      INTERPRETATION

         In this Agreement (and in any document that states in substance that it is governed by the rules of interpretation contained herein, except as expressly provided therein):

         (i) a reference to a Person includes, unless the context otherwise requires, its permitted Assignees;

         (ii) a reference in such document to a law includes any amendment, modification or replacement to such law;

         (iii) accounting terms used in such document have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer;

         (iv)    references to any document, instrument or agreement:

                 (A) shall be deemed to include all appendices, exhibits, schedules and other attachments thereto and all documents, instruments or agreements issued or executed in replacement thereof; and

                 (B) means such document, instrument or agreement, or replacement thereto, as amended, modified and supplemented from time to time in accordance with its terms and as the same is in effect at any given time;

         (v) unless otherwise specified, the words "hereof", "herein" and "hereunder" and words of similar import when used in such document shall refer to such document as a whole and not to any particular provision of such document;

         (vi) the words "include" and "including" and words of similar import when used in such document are not limiting and shall be construed to be followed by the words "without limitation", whether or not they are in fact followed by such words;

         (vii) the word "during" when used in such document with respect to a period of time shall be construed to mean commencing at the beginning of such period and continuing until the end of such period;

         (vii) all time explicitly or implicitly referenced in such document shall be deemed to be Greenwich Mean Time;

         (ix) all amounts required to be paid by any party pursuant to such document to any other party thereunder shall, unless otherwise specified in such document, be paid in such freely transferable coin or currency of the United Kingdom or the United States of America, as the case may be, as at the time of payment shall be legal tender for the payment of public and private debts, or shall be paid by banker's draft or certified check, as the case may be, by wire transfer to an account located in the United Kingdom or the United States, as the case may be, as such party may specify by notice to the other party(s);

         (x) if any payment under such document is required to be made on a day other than a Business Day, the date of payment shall be extended to the next Business Day;

         (xi) except as otherwise specifically provided in such document, each party thereto shall, at its own cost and expense, obey and comply with all applicable laws, as they may pertain to each party's performance of its obligations under such document; and

         (xii) the parties to such document shall execute and deliver all further documents and perform all further acts that may be reasonably necessary to consummate the transactions contemplated by such document.

2.       THE VENTURE

2.1      FORMATION

         (a) Prior to the closing of the transactions contemplated hereby (the "Closing"):

                 (i)      BSkyB and QVC shall cause the Venture:

                          (A) to be incorporated as an unlimited company under the Companies Act 1985; and

                          (B) to have an authorised share capital of Pound 100 divided into 100 shares of one pound each ("Shares") consisting of a class of 50 A shares par value one pound per share ("A Shares") and a class of 50 B shares par value one pound per share ("B Shares"). The Memorandum of Association and the Articles of Association substantially in the forms in which they will be adopted by the Venture and filed with the Registrar of Companies immediately after the Closing are attached hereto as Exhibits B-1 and B-2; and

                 (ii)     (A)     QVC shall procure that QVC Sub shall
                                  subscribe and pay for 1 A Share for a
                                  consideration of Pound 1; and

                          (B) BSkyB shall procure that BSkyB Sub shall subscribe and pay for 1 B Share for a consideration of Pound 1.

         (b) For the purposes of this Agreement all acts done by QVC Sub (or Funding Loans made by an Affiliate of QVC) shall be as effective as if done by QVC and references to requiring such acts to be done by QVC shall be construed accordingly, PROVIDED THAT if not done, QVC shall be liable for such breach. For the purposes of this Agreement all acts done by BSkyB Sub shall be as effective as if done by BSkyB and references to requiring such acts to be done by BSkyB shall be construed accordingly, PROVIDED THAT if not done, BSkyB shall be liable for such breach. For the avoidance of doubt (and without derogating from Clause 12.3) the provisions of this Clause 2.1(b) shall be for the benefit of QVC, QVC Sub, BSkyB and BSkyB Sub and no other person shall be, entitled to rely thereon.

         (c) Prior to the Closing, (x) the persons designated as A Directors by QVC and the persons designated as B Directors by BSkyB pursuant to Clause 3.2 shall be duly appointed as Directors of the Venture, subject to their signing a consent to act as such, and the Venturers shall procure that any other persons then holding office as a Director of the Venture shall resign and (y) a meeting of the Board of Directors shall be held at which:

                 (i) the applications for Shares referred to in Clause 2.1(a)(ii) shall be approved, the allotment and issue of the Shares applied for shall be approved, share certificates shall accordingly be issued to QVC Sub and BSkyB Sub as appropriate and their names shall be entered in the Register of Members of the Venture as the respective owners of the Shares so allotted to them;

                 (ii) the Board of Directors shall approve the entering into of, and the performance of the transactions contemplated by, this Agreement and each of the Ancillary Agreements;

                 (iii) Neal Grabell and Richard Brooke shall be appointed joint Company Secretaries of the Venture;

                 (iv) Arthur Andersen & Co. shall be appointed as Accountants to the Venture;

                 (v) Midland Bank PLC shall be appointed as bankers to the Venture, for the purposes of Clause 3.10;

                 (vi) the accounting reference date of the Venture shall be altered to June 30 so that the first accounting reference period of the Venture shall end on June 30, 1994; and

                 (vii) the address of the Premises shall be confirmed as the registered office of the Venture.

2.2      THE CLOSING

         The following actions shall take place at or prior to Closing:

         (i) QVC shall make a Funding Loan in accordance with Clause 5.1 representing in the aggregate any amounts due (giving effect to any and all Funding Loans made prior to such Closing) on the date thereof as set forth in the Budget Certificate with respect to the 1994 Annual Budget;

         (ii) the Venture and BSkyB shall execute and deliver the DTH Distribution Agreement PROVIDED THAT the parties agree that if for any reason the Videocrypt encryption technology shall not be available to the Venture or shall fail to function properly, then until such time as BSkyB shall nominate and provide an alternate encryption technology acceptable to QVC (which acceptance shall not be unreasonably withheld) the Venture shall be entitled to broadcast the Channel unencrypted or "in the clear" until such encryption becomes available;

         (iii) the Venture shall execute the Sub-Leases PROVIDED THAT if the landlord's consent has not been obtained by the date of this Agreement or if the Sub-Leases are not ready for execution the Venture shall occupy the Premises as licensee of BSkyB in accordance with Clause 9.8;

         (iv) QVC shall execute the Sub-Lease Guarantee (as contained in the Sub-Leases);

         (v)     the Venture shall execute the Transponder Sub-Lease; and

         (vi) QVC shall execute the Transponder Sub-Lease Guarantee (as contained in the Transponder Sub-Lease).

2.3      PRINCIPAL OFFICE

         The principal office of the Venture shall be located at the Premises, or such other place as the Board of Directors shall designate from time to time. The books and records of the Venture shall be kept and maintained at the principal office of the Venture.

2.4      PURPOSE

         The Venture will be for the purpose of carrying on and expanding the Business. The Venture has all powers necessary, desirable or convenient, or which the Board of Directors deems necessary, desirable or convenient, and may engage in any and all activities necessary, desirable or convenient, or which the Board of Directors deems necessary, desirable or convenient, to accomplish the purposes of the Venture or consistent with the furtherance thereof. The initial operating plan for the Venture that has been approved by the Venturers (the "Operating Plan") is attached hereto as Exhibit C.

2.5      TERM

         Subject to Clause 2.6 and to Clause 10, the Venture shall continue in existence for an initial term commencing on 1 July 1993 and ending on 30 June 2003 (the "Initial Term") PROVIDED HOWEVER that the Venture shall continue in existence for additional five year terms (the "Additional Term(s)") after the expiration of the Initial Term or any subsequent Additional Term unless, not less than one hundred and eighty (180) days prior to the expiration of such term, the Board of Directors elects to terminate the Venture. (As used herein, "Term" means the Initial Term and, if applicable, any Additional Term(s) referred to collectively.)

2.6      EARLY TERMINATION

         (a) Either Venturer may elect to terminate this Agreement if by 1st April, 1994 the "Operational Start Date" shall not have occurred under the Transponder Sub-lease by delivering a written notice to such effect to the other Venturer within thirty (30) days after such date and the Venture shall terminate on delivery of such notice.

         (b) If the EC Commission or the Office of Fair Trading or other competent body shall require any modification or change in the terms of this Agreement or any of the Ancillary Agreements or the manner in which the Business is conducted that, in the reasonable judgment of a Venturer (taking into account possible means to overcome such modification or change), has a Material Adverse Effect on the benefits to be derived from the Venture by such Venturer and its Affiliates, such Venturer may elect to terminate this Agreement by delivering a written notice to such effect to the other Venturer within ninety (90) days after becoming aware of such requirement.

3.       MANAGEMENT AND OPERATIONS OF THE VENTURE

3.1      BOARD OF DIRECTORS

         Except as otherwise provided herein, the Venture shall be managed by its Board of Directors (the "Board of Directors") pursuant to the provisions of this Agreement and, except as aforesaid, the Board of Directors has and shall exercise full power and discretion and exclusive and final authority with respect to the management of the affairs of the Venture for the accomplishment of its purposes.

3.2      DESIGNATION

         The Board of Directors initially shall have six members ("Directors") consisting of two classes ("Classes") of three Directors each ("A Directors" and "B Directors"). Prior to the Closing, QVC Sub shall designate by written notice to BSkyB Sub three persons (one of whom shall be Barry Diller so long as he is employed in any capacity by QVC or any of its Affiliates) to serve as the initial A Directors of the Venture and BSkyB shall designate by written notice to QVC three persons (one of whom shall be Sam Chisholm so long as his services are made available to BSkyB or any of its Affiliates) to serve as the initial B Directors of the Venture. Except as required above with respect to Messrs. Diller and Chisholm, thereafter:

         (i) QVC Sub shall have the right from time to time to remove or replace any such A Director and to fill any vacancies arising from the death or resignation of any such A Director, in each case by written notice to the other Venturer and to the Venture setting forth such action and designating any such new A Directors; and

         (ii) BSkyB Sub shall have the right from time to time to remove or replace any B Director and to fill any vacancies arising from the death or resignation of any B Director, in each case by written notice to the other Venturer and to the Venture setting forth such action and designating any such new B Directors.

3.3      DECISION-MAKING

         The presence at any meeting of the Board of Directors of at least one Director from each Class shall constitute a quorum for the transaction of business. Each Class of Directors shall be entitled collectively to one vote on all matters and the transaction of any business at any meeting shall require the affirmative vote of each Class of Directors. The vote of each Class shall be determined by agreement among the Directors of such Class present at the meeting or, failing such agreement, by the majority vote of such Directors. If the Directors of a Class present at a meeting cannot determine the vote of their Class on a matter before the meeting by agreement or majority vote (and the Directors of the other Class are entitled to vote), their Class shall be deemed to have cast such vote on such matter so as to create a unanimous vote of both Classes.

3.4      MEETINGS OF THE BOARD OF DIRECTORS

         (a) The Board of Directors shall hold regular meetings to review, among other things:

                 (i)      the Annual Budget and balance sheet of the Venture;

                 (ii)     the expenditure and revenue levels of the Venture; and

                 (iii) the allocations made and services provided by the Affiliates of each Parent to the Venture;

                 such meetings shall take place no less frequently than quarterly, at such times as shall be designated by any Director (and reasonably satisfactory to the other Directors) no later than ten (10) days in advance of any such meeting PROVIDED HOWEVER that regular meetings may be held more frequently during the start-up period of the Venture, as determined by the Board of Directors.

         (b) Meetings other than regular meetings may be called by any Director and may be held at any time, upon:

                 (i) five Business Days' prior written notice with respect to meetings at which Directors are expected to attend at a single location, subject to a Director not electing to participate in person in accordance with Clause 3.4(d); and

                 (ii) two Business Days' prior written notice with respect to conference telephone or similar communications meetings;

                 in each case given by or to any A Director by or to any B Director.

         (c) Except to the extent otherwise agreed from time to time by the Board of Directors, all meetings shall held at the Premises. Any A Director may waive, an behalf of the other A Directors, and any B Director may waive, on behalf of the other B Directors, notice of a meeting, in writing, before. at or after the meeting. The attendance of any A Director at a meeting of the Board of Directors shall constitute a waiver of notice of such meeting by the other A Directors and the attendance of any B Director at any meeting of the Board of Directors shall constitute a waiver of notice of such meeting by the other B Directors, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened.

         (d) Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and participation by such means shall constitute attendance in person at such meeting.

         (e) Any action to be taken by the Board of Directors may be taken without a meeting of the Board of Directors by written consent of a majority of the Directors of each Class.

         (f) All actions by the Board of Directors shall be reflected in minutes of the meeting or conference telephone call or similar communications, which minutes will be furnished to each Venturer within ten Business Days after the date of such meeting. Subject to the provisions of this Agreement, the Board of Directors may regulate its proceedings as the Board of Directors determines.

         (g) Each of the A Directors and each of the B Directors may communicate to the Venturer appointing him (and the Parent of such Venturer) any information acquired by him in relation to the Venture, subject always to the Venturers' duty of confidentiality contained in Clause 9.12.

3.5      ACTIONS REQUIRING BOARD APPROVAL

         The following actions shall not be authorized or taken by the Venture without approval of the Board of Directors:

         (i)     approval of the Annual Budget as set forth in Clause 3.6;

         (ii)    any change in the Business of the Venture;

         (iii) the incurrence by the Venture or any of its subsidiaries of any Indebtedness for Borrowed Money (other than Indebtedness for Borrowed Money (x) relating to any contract, agreement, commitment or arrangement that has been approved by the Board of Directors or (y) consistent with or contemplated by, or approved in connection with the approval of, the Annual Budget, or the entering into of any contract, agreement, commitment or arrangement to effect the foregoing);

         (iv) the grant by the Venture of any security or additional security for (x) any Indebtedness for Borrowed Money of the Venture or (y) the performance of any other material obligation of the Venture, other than liens granted to trade creditors in the ordinary course of business;

         (v) the making by the Venture of any guarantee of any obligation of any Person;

         (vi) all Funding Loan requests in addition to those required pursuant to Clause 5.1;

         (vii) any repayment of Funding Loans other than repayments required pursuant to Clause 5.2;

         (viii) the issue of any Shares or any obligation convertible into Shares or the grant of any option or right to acquire any of the foregoing;

         (ix) any amendment or modification of the Memorandum of Association or the Articles of Association;

         (x) the entering into of any contract, agreement, commitment or arrangement in respect of any transaction between the Venture and any Venturer or any Affiliate of any Venturer (other than to the Ancillary Agreements) relating to:

                 (a)      matters covered by Clause 4; and

                 (b) any matters the terms of which have been expressly approved under the provisions of Clause 9;

         (xi) the making by the Venture of any loans, or advances in the nature of loans in excess of Pound 5,000, to any other entity (other than advance payments or prepayments of amounts payable under contracts consistent with or contemplated by, or approved in connection with the approval of, the Annual Budget) other than in the ordinary course of business;

         (xii) the authorization of the payment of any dividend or other distribution with respect to, or the repurchase of, any Shares;

         (xiii) the making of (or commitment to make) any discretionary expenditures by the Venture in any Financial Year that are not consistent with or contemplated by, or approved in connection with the approval of, the Annual Budget and which are in excess of Pound 100,000 in the aggregate for all such unbudgeted discretionary expenditures in such Financial Year;

         (xiv) the making of (or binding commitment to make) any capital expenditure (in a single transaction or a series of related transactions) in excess of Pound 10,000 whether or not approved in connection with the approval of the Annual Budget;

         (xv) the Disposition by the Venture of assets which have an aggregate Fair Market Value in excess of Pound 10,000 or a book value in excess of Pound 10,000, in each case for any one Disposition or related series of Dispositions in any Financial Year, except, in either case for (and excluding from any determination as to whether such Pound 10,000 limit has been or would be exceeded) (x) Dispositions consistent with or contemplated by, or approved in connection with the approval of, the Annual Budget and (y) Dispositions in the ordinary course of business;

         (xvi) the acquisition by the Venture, by purchase or otherwise, of any business (induding the purchase of any interest in or equity securities of any business or the purchase of the assets of any business as an entirety or substantially an entirety), or the entering into of any agreement, commitment or arrangement to make any such acquisition:

         (xvii) the appointment or removal of the Accountants, or auditors or principal outside counsel for the Venture;

         (xviii) the commencement or abandonment by the Venture at any litigation or arbitration involving matters outside the ordinary course of business or the settlement of any litigation or arbitration as to the Venture which (x) involves a dispute in excess of Pound 25,000 or (y) has been brought or commenced by or against any Governmental Authority PROVIDED HOWEVER that the CEO/MD has the right to commence or abandon any litigation or arbitration prior to the receipt of Board approval in the event that time is of the essence in such litigation or arbitration subject to the commencement or abandonment of such litigation being submitted to the Board of Directors for ratification as promptly as possible thereafter:

         (xix) the voluntary commencement of any liquidation, dissolution or winding-up of the affairs of the Venture;

         (xx) the commencement of any legal proceedings or the taking of any action or other preparatory steps for the winding up or dissolution of the Venture, or for the appointment of a liquidator, trustee, receiver, administrative receiver or similar officer in relation to the Venture or over the whole or any part at the undertaking, assets, rights or revenues of the Venture;

         (xxi) the execution by the Venture of any contract (other than any employment contract, bonus plan or contract relating to employee benefit plans or programs) involving aggregate expenditures in a Financial Year by the Venture of more than Pound 50,000 other than contracts consistent with or contemplated by or approved in connection with the approval of the Annual Budget;

         (xxii) the entering into of contracts, agreements, commitments or arrangements of the Venture (other than relating to matters covered by Clause 3.5(xiv)) for a term (including possible extensions or renewals of the term thereof at the option of the other party thereto) greater than one year, other than contracts, agreements, commitments or arrangements involving expenditures of not more than Pound 100,000 in any one year;

         (xxiii) the entering into of any employment contract which has a term in excess of one year or which provides for compensation to any employee of the Venture (including bonuses) in excess of Pound 50,000 per annum;

         (xxiv) the adoption by the Venture of (i) bonus or employee benefit plans or programs, (ii) any material amendment to or change in any such plans or programs or (iii) awards of bonuses or other incentive compensation under such plans;

         (xxv) the entering into of any collective bargaining agreement regarding or otherwise affecting employees of the Venture or the commencement of negotiations with any collective bargaining unit;

         (xxvi) the election or modification of (i) the Financial Year of the Venture or (ii) any material tax or accounting practices or policies;

         (xxvii) any other significant action relating to the Venture's financial statements, accounting practices or policies, tax returns or elections for tax purposes;

         (xxviii) the admission of a new Venturer to the Venture, including the identity of the new Venturer and the terms of any sale of a Venture Interest to the new Venturers;

         (xxix) the adoption by the Venture of any trademark, service mark or trade name or the filing by the Venture of an application to register any trade mark, service mark or trade name; and

         (xxx) any material amendment or modifications of any contract, agreement, commitment or arrangement required to be approved by the Board of Directors pursuant to this Clause 3.5.

3.6      ANNUAL BUDGET APPROVAL

         (a) The Annual Budget for the first Financial Year of the Venture ending on June 30 1994 attached hereto as Exhibit D as in the Exhibit List (the "1994 Annual Budget") is incorporated herein for reference and is hereby ratified by the Venture as the initial Annual Budget of the Venture.

         (b)      The CFO shall submit to the Board of Directors at least sixty
                  (60) days prior to the start of each Financial Year beginning with the Financial Year ended June 30, 1995:

                  (i) a proposed budget and projected cash flow statement for the Venture for such ensuing Financial Year (collectively, the "Proposed Annual Budget"), in substantially the same form and containing substantially all of the information contained in the 1994 Annual Budget; and

                  (ii) a draft Budget Certificate relating to the Proposed Annual Budget. The Proposed Annual Budget shall be prepared on a basis consistent with the Venture's Financial Statements and GAAP, except as noted therein. The Proposed Annual Budget shall be subject to the approval of the Board of Directors.

         (c) If by the first day of any Financial Year beginning with the Financial Year ended June 30, 1995 an Annual Budget for such year shall not have been adopted by the Board of Directors, then:

                  (i) the Annual Budget in effect for the preceding Financial Year of the Venture, as adjusted by the CFO to reflect:

                        (I) increases of all revenue, disbursement and expense items by the greater of (x) the increase in the RPI during the prior year and (y) 10%; and

                        (II) in addition to clause (I), any increases ("Commitment Increases") required to satisfy commitments under contracts or agreements that were entered into in a prior year ("Prior Year's Contracts") PROVIDED HOWEVER that, if such adjusted Annual Budget includes a Commitment Increase, any payment in the preceding year's Annual Budget required under the related Prior Year's Contract shall not be increased and included in such adjusted Annual Budget as contemplated by sub-clause (I) above;

                        shall become the Annual Budget (and shall be deemed to be the approved Annual Budget) for the then-current Financial Year; and

                  (ii) the Budget certificate for such Annual Budget shall be revised accordingly as provided in Clause 5.1.

                  The Board of Directors may ratify any Annual Budget deemed to be in effect pursuant to this Clause 3.6(c). Any action taken, or authorized to be taken, by the Board of Directors which is inconsistent with the Annual Budget shall be deemed to amend the Annual Budget.

         (d) Each Annual Budget shall be capable of amendment or modification by the Board of Directors.

         (e) The Venturers shall procure that the CFO shall provide to QVC's accountants such additional information as is reasonably required for them to modify the proposed Annual Budget to United States GAAP for QVC's United States reporting purposes. For the avoidance of doubt, the official annual budget shall be the version compiled according to GAAP.

3.7      OFFICER AND SENIOR EXECUTIVES

         The Venture shall have a Chief Executive Officer/Managing Director (the "CEO/MD"), a Chief Financial Officer (the "CFO"), and such other officers and senior executives as the Board of Directors shall determine. The officers shall have such powers as may be delegated to them from time to time by the Board of Directors.

         (a) The CEO/MD shall be mutually selected by the Venturers, and the Venturers shall cause the appointment of such CEO/MD by the Board of Directors. The terms of employment of the CEO/MD shall be approved by the Board of Directors. The CEO/MD shall report to and shall be subject to direction and removal by the Board of Directors. Except as otherwise provided in this Clause, the CEO/MD has the right to terminate the employment of the other executives of the Venture.

         (b) The CFO shall be mutually selected by the Venturers, and the Venturers shall cause the appointment of such CFO by the Board of Directors. The terms of employment of the CFO shall be determined by the Board of Directors. The CFO shall report to and be subject to the direction of the CEO/MD. The CFO shall be appointed by and subject to removal by the Board of Directors.

3.8      OTHER EMPLOYEES AND SERVICES

         The Venture shall operate as an independent entity and shall hire its own employees. Employees of the Venture shall have such compensation and benefits as shall be approved by the Board of Directors.

3.9      INSURANCE

         The Venture shall maintain insurance in such amounts (within the limits of the Annual Budget), with such deductibles and against such risks as may be customary for like businesses and properties and as the Board of Directors deems appropriate for the Business. The Venturers shall be named as additional insureds on all liability insurance policies of the Venture.

3.10      VENTURE FUNDS

         The funds of the Venture shall be deposited in such bank accounts of the Venture or invested in such investments of the Venture as shall be designated by the Board. Withdrawals from any such bank account shall be made only in the regular course of business of the Venture upon the signature of such person or persons as the Board shall determine. Venture funds shall not be commingled with those of any other Person. If either Venturer or any of such Venturer's
         Affiliates receives any funds to which the Venture is entitled under any Ancillary Agreement or otherwise such funds shall promptly (and, in any event, within five Business Days upon knowledge of receipt thereof) be remitted to the Venture and deposited in a Venture bank account.

3.11     SHAREHOLDER AND PARENT COVENANTS

         Each Venturer and Parent shall exercise all its powers to ensure that:

         (i)      the Venture shall:

                  (a) comply with the provisions of and conditions attaching to the non-domestic satellite licence granted to the Venture;

                  (b)   comply with the terms of each Ancillary Agreement; and

                  (c) not take any action which might lead to the withdrawal or revocation of the non-domestic satellite licence; and

         (ii) no action is taken by it or its Affiliates which might result in the revocation or withdrawal of the non-domestc satellite licence granted to the Venture.

4.       TRANSACTIONS BETWEEN THE VENTURERS AND THE VENTURE

4.1      RENEWAL OF CONTRACTS BETWEEN A VENTURER AND THE VENTURE

         If any contract, agreement, commitment or arrangement between the Venture and any Venturer or any Affiliate of such Venturer expires or terminates, the Venturer that is not a party thereto (or whose Affiliate is not a party thereto) shall, in its sole discretion, after good faith consultation with the other Venturer, determine whether the Venture shall renew such contract, agreement, commitment or arrangement, and the terms of such renewal.

4.2      TERMINATION OF CONTRACTS BETWEEN A VENTURER AND THE VENTURE

         If any contract, agreement, commitment or arrangement in respect of any transaction between the Venture and either Venturer or any Affiliate of such Venturer is terminable at any time by the Venture, the Venturer that is not a party thereto (or whose Affiliate is not a party thereto) may determine, in its sole discretion, after good faith consultation with the other Venturer, to cause the Venture to exercise such right of termination in accordance with and subject to the terms thereof.

4.3      CONSIDERATION OF TRANSACTIONS WITH THE VENTURE

         If a Venturer or any of its Affiliates offers to provide services, goods or facilities to the Venture on a basis comparable to the basis on which such services, goods or facilities are proposed to be provided by an independent third party, the Venture shall give favourable consideration to purchasing such services, goods or facilities from such Venturer or Affiliate, as the case may be.

4.4      PAYMENT OF FEES AND EXPENSES

         Except as expressly provided in this Agreement or any Ancillary Agreement or as expressly approved by the Board of Directors, no Venturer shall be reimbursed for any of its overhead or general or administrative expenses attributable to the Venture, nor shall salaries, fees, commissions or other compensation be paid by the Venture to any Venturer or to any Affiliate of a Venturer for services rendered to the Venture.

4.5      VENTURE OBLIGATIONS

         If any obligation in this Agreement or the Ancillary Agreements is expressed to be an obligation of the Venture, it shall also be an obligation of each Venturer to the other to take all steps within its power to cause the Venture to perform such obligation. The obligations of each Venturer shall include the obligation to exercise the voting rights attaching to the Shares registered in its name from time to time to give effect to such obligation, and the obligation to procure that the Directors of the Venture appointed by such Venturer shall, so far as not inconsistent with their fiduciary duties to the Venture, cause the Venture to perform such obligation.

4.6      VENTURE PAYMENTS

         All payments by the Venture to a Venturer shall be in Pounds except as otherwise expressly provided herein or in any Ancillary Agreement.

5.       BORROWINGS BY, AND FUNDING OF, THE VENTURE

5.1      FUNDING TO THE BREAK EVEN DATE

(a) Prior to the Break Even Date, QVC agrees to make or cause to be made all Funding Loans called for pursuant to this Agreement PROVIDED HOWEVER that QVC shall not be required to make any Funding Loan or any portion thereof (other than pursuant to Clause 5.1(g)) to the extent that, after giving effect thereto, the QVC Payment Balance would exceed the amount of the Agreed Cap (without derogating from QVC's liability to make Funding Loans up to the Agreed Cap). Funding Loans shall:

         (i) be three month non-interest bearing loans issued at a discount equal to the Bank Base Rate at the date of issue;

         (ii) be subordinated to all other creditors of the Venture but shall rank prior to any distribution to any Venturer in respect of such Venturer's Venture Interest;

         (iii) rank for repayment an the winding up of the Venture in accordance with Clause 10.3; and

         (iv) be evidenced by zero coupon Funding Loan Notes in the form set out in Exhibit E.

(b) Following the approval (or deemed approval) by the Board of Directors of each Annual Budget after the 1994 Annual Budget, the CFO shall cause a copy thereof to be delivered to each Venturer, and shall, if the projected cash flow statement included in such Annual Budget reflects a negative cash flow for any period (a "Deficit"), prepare and distribute to each Venturer a certificate (the "Budget Certificate") setting forth, based on the Annual Budget for such Financial Year:

         (i)      the amount of the Deficit to be funded through Funding Loans;

         (ii) the Funding Date or Funding Dates, which shall be monthly in advance, on which such Funding Loans will be required to be made; and

         (iii) the aggregate amount of the Funding Loans required to be made an each such Funding Date(s). The Budget Certificate with respect to the 1994 Annual Budget is attached thereto as Exhibit D.

         Subject to the terms of Clause 5.3, prior to the Break Even Date QVC shall make Funding Loans during the Financial Year covered by the Annual Budget in an aggregate amount equal to the Deficit ("QVC's Annual Funding Obligation") on the basis set forth in this Clause 5.

(c) In the event that during any Financial Year the Board of Directors amends or is deemed to have amended the Annual Budget then in effect (including any change in QVC's Annual Funding Obligation), the CFO shall promptly issue a revised Budget Certificate for such Financial Year (or remainder thereof). Subject to the terms of Clause 5.3, QVC shall prior to the Break Even Date make all Funding Loans as and when called for by any Budget Certificate as in effect from time to time.

(d) Subject to the terms of Clause 5.3, the CFO may increase or decrease the aggregate amount of the Funding Loans required to be made an any Funding Date, up to a maximum adjustment of 10% for each such Funding Loan, by giving written notice thereof (together with a revised Budget Certificate for the remainder of the Financial Year) no later than five Business Days prior to such Funding Date PROVIDED HOWEVER that no such adjustment by the CFO shall affect QVC's Annual Funding Obligation.

(e) Should the conduct of the Business of the Venture at any time prior to the Break Even Date result in the incurrence of losses or a Deficit greater than allowed in the Budget for the Financial Year in which the loss is incurred or as at the last preceding Funding Date ("Extraordinary Shortfall") and should the Venture be unable to obtain from its bankers funding for such amount without requiring the furnishing of guarantees, letters of comfort or other guarantees from its shareholders, then subject to the terms of Clause 5.3 QVC shall make a further Funding Loan to the Venture equal to the amount of the Extraordinary Shortfall. In case there is any dispute as to the amount of such Extraordinary Shortfall, a statement by the Accountants shall be conclusive as to such amount and the parties shall co-operate in aiding the Accountants to issue such statement within two (2) Business Days of any Venturer deciding that there has been an Extraordinary Shcrtfall (or in any event on request by the CEO/MD or the CFO) and the date on which the Accountants issue such certificate (or the parties otherwise decide the amount of an Extraordinary Shortfall) shall be deemed to be a Funding Date for the purposes of this Clause 5.1. In giving such certificate the Accountants shall act as experts and not arbitrators and their determination shall be final and binding on the parties hereto.

(f) Subject to the terms of Clause 5.3, on each date that a Funding Loan becomes due for repayment the Venture shall consider to what extent the Funding Loan is repayable out of profits in accordance with Clause
         5.2 below or otherwise under the terms of this Agreement and QVC shall, if required by the Venture, make further Funding Loans on the terms set out in Clause 5.1 to enable the Venture to fund the Deficit and repayment of the Funding Loans or Loans then due for repayment which shall be repaid.

(g) Subject to the terms of Clause 5.3, on each Funding Date QVC shall make a Funding Loan to the Venture in immediately available funds in an amount equal to the aggregate amount of the Funding Loans due on such Funding Date. In addition to any other remedies provided herein, any such Funding Loan not made on the Funding Date shall accrue interest at the rate of 3% over the Bank Base Rate for the period commencing on the date such payment was due until the day such payment is paid.

(h) All Funding Loans shall be made in Pounds by wire transfer or other direct funds transfer of immediately available funds to the bank account of the Venture specified in the applicable notice from the Board of Directors.

(i) QVC shall not be permitted to set-off or appropriate and apply against its Funding Loans any credits, indebtedness or claims, in each case whether direct or indirect, absolute or contingent, matured or unmatured at any time owed by the Venture to QVC under any Ancillary Agreement or otherwise.

(j) In determining for the purpose of this Clause whether the QVC Payment Balance after giving effect to a proposed Funding Loan would exceed the Agreed Cap, the Agreed Cap shall be deemed to be increased by an amount equal to the discount element of any Funding Loan which has been repaid from the issue of further Funding Loan Notes in accordance with Clause 5.1(f).

5.2      REPAYMENT OF FUNDING LOANS; DIVIDEND POLICIES

         (a) If in respect of any Fiscal Quarter the Venture has profits available for distribution (within the meaning at Part VIII of the Companies Act) and available cash, being cash balances after:

                  (i) the provision of working capital to finance the continuing operations and internal growth of the Business; and

                  (ii) transfers to cash reserves consistent with the normal commercial requirements of businesses similar to those carried on by the Venture;

                  the Venturers (and, without requiring any financial commitment, their respective Parents) shall procure that an amount equivalent to the lower of the distributable profits and the available cash shall be applied in the following order of priority:

                  (A) repayment of Funding Loans as and when they fall due for repayment to QVC or its Affiliate making such Funding Loan; and

                  (B) the payment of cash dividends to the maximum level possible within 3 months after the end of such Fiscal Quarter;

         (b) in deciding whether in respect of any Fiscal Quarter the Venture had or has profits available for distribution the parties hereto shall procure that the Accountants shall certify whether such profits are available or not and the amount thereof (if any). In giving such certificate the Accountants shall act as experts and not arbitrators and their determination shall be final and binding on the parties hereto.

5.3      FUNDING AFTER THE BREAK EVEN DATE

         For the avoidance of doubt notwithstanding anything contained in this Agreement or any other agreement between any of the parties hereto, QVC's obligation to make Funding Loans (save only as required to repay outstanding Funding Loans) and Guarantee Payments shall only exist prior to the Break Even Date and shall at all times be subject to the QVC Payment Balance not exceeding the Agreed Cap after giving effect to any proposed Funding Loan or Guarantee Payment PROVIDED THAT in determining for the purpose of this Clause whether the QVC Payment Balance after giving effect to a proposed Funding Loan would exceed the Agreed Cap, the Agreed Cap shall be deemed to be increased by an amount equal to the discount element of any Funding Loan which has been repaid from the issue of further Funding Loans in accordance with Clause 5.1(f). Upon the earlier of (a) the Break Even Date or (b) the date upon which the QVC Payment Balance equals or exceeds the Agreed Cap, the funding of the Venture shall be as agreed between the Venturers PROVIDED FURTHER THAT:

         (a) in the event that the Venturers are unable to agree on the funding of the Venture either Venturer may give to the other notice in writing (a "Funding Notice") and if the Venturers shall not have agreed as to the on-going funding of the Venture by the expiration of twenty-one (21) days after the giving of a Funding Notice, either Venturer shall be entitled to terminate the Venture by giving a further written notice to the other, and

         (b) nothing shall make any Venturer, Parent or its nominated Directors liable in any way for repayment of outstanding Funding Loans to QVC.

5.4      FUNDING LOAN BY AFFILIATE

         Any Funding Loan required to be made hereunder by QVC may, at the election of QVC, be made by an Affiliate of QVC.

6.       ACCOUNTING AND TAXATION

6.1      FINANCIAL YEAR

         (a) The books and records of the Venture shall be kept on an accrual basis and the Financial Year of the Venture for financial accounting and tax purposes shall be July 1 - June 30.

         (b) The Venture shall if requested by QVC cause to be prepared and made available to QVC such financial statements and other reports and shall take any other action as QVC may reasonably require by reason of the fact that QVC's fiscal year is February 1 - January 31.

6.2      MAINTENANCE OF BOOKS AND RECORDS

         At all times during the continuance of the Venture, the CFO shall keep or cause to be kept, at the principal office referred to in Clause 2.3, full and complete books of account. The books of account shall be maintained as required by law and in a manner that provides sufficient assurance that:

         (a) transactions of the Venture are executed in accordance with the general or specific authorization of the Board of Directors consistent with the provisions of this Agreement and the Ancillary Agreements;

         (b) transactions of the Venture are recorded in such form and manner as will (x) permit preparation of United Kingdom and United States federal, state and local corporation, income and franchise tax returns and information returns by the Venture and the Venturers in accordance with this Agreement and as required by law, and as needed to accommodate QVC's fiscal year, (y) permit preparation of the Venture's financial statements in accordance with GAAP, and (z) maintain accountability for the Venture's assets; and

         (c) recorded assets are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

6.3      ACCESS TO BOOKS OF ACCOUNT

         Notwithstanding any other provision of this Agreement (but subject to Clause 9.12), each Venturer has the right upon reasonable advance notice at all reasonable times during usual business hours to (i) audit, examine and make copies of the books of account at the Venture,
         (ii) visit the facilities of the Venture and (iii) discuss the affairs of the Vernture with its officers, employees, attorneys, accountants, customers and suppliers PROVIDED HOWEVER that such audit, examination and/or visit shall be conducted in such a manner as not to interfere unreasonably with the business of the Venture. Such right may be exercised through any agent or employee of such Venturer designated in writing by it or by independent certified public accountants or counsel designated in writing by such Venturer. Each Venturer shall bear all expenses incurred in any examination made for such Venturer's account.

6.4      FINANCIAL STATEMENTS

         (a)      ANNUAL STATEMENTS

                  As soon as practicable following the end of each Financial Year, but in any event within ninety (90) days after the end of the Financial Year, the CFO shall prepare and deliver to each Venturer an audited balance sheet of the Venture as at the end of such Financial Year, and audited statements of income (loss) and changes in financial position of the Venture for such Financial Year, each prepared in accordance with GAAP and accompanied by the Accountants' report thereon.

         (b)      QUARTERLY STATEMENTS

                  As soon as possible following the end of each Fiscal Quarter, but in any event within twenty (20) Business Days after the end of each such quarter, the CFO shall prepare and deliver to each Venturer unaudited statements of income (loss) and changes in financial position of the Venture for such Fiscal Quarter and for the year to date and an unaudited balance sheet of the Venture, together with:

                  (i) a reconciliation of actual and budgeted results at budgeted cost code level;

                  (ii) modified balance sheet and changes in financial position;

                  (iii) cash utilisation report;

                  (iv)  stock control report;

                  (v)   selling data for each main product line;

                  (vi) a certificate of the CFO to the effect that such financial statements have been prepared under his supervision and that, although such financial statements do not contain the footnotes and other disclosures required by GAAP, such financial statements, in his judgment, fairly present in all material respects the interim results of operations and financial position of the Venture for the period and as of the date indicated, subject to normal audit adjustments; and

                  (vii) any reasonable information that may be required by
                        QVC's United States accountants to enable the reports or accounts to be adjusted to reflect US GAAP or to comply with United States tax and statutory reporting.

                  At such time, the CFO shall also prepare and deliver to each Venturer current forecasts of year-end results of the Venture.

         (c)      MONTHLY STATEMENTS

                  As soon as possible following the end of each month, but in any event within 15 Business Days after the end of each such month, the CFO shall prepare and deliver to each Venturer unaudited profit and profit and loss statements of the Venture for such month, together with a reconciliation of actual and budgeted results.

         (d)      OTHER INFORMATION

                  At the request of any Venturer, the CFO shall prepare and deliver to each Venturer, as soon as practicable following such request, any additional financial information and statements as such Venturer shall from time to time reasonably request.

6.5      TAXATION

         (a) Except as otherwise provided herein, all tax elections by the Venture shall be determined by the Board of Directors except where law provides that the election shall be made by the Venturers. The CFO shall prepare and file or cause to be prepared and filed all tax returns required to be filed by the Venture. The CFO shall submit copies of such tax returns to the Venturers for their review at least fifteen (15) Business Days prior to the due date for filing such returns. Such returns shall be filed only after the Venturers have approved such returns (such approval not to be unreasonably withheld).

         (b)      (i)   If the Venture has a trading loss or other amount
                        (hereinafter, a "Tax Loss") which, pursuant to Sections
                        402 through 413 of the Income and Corporation Taxes Act
                        1988 (hereinafter, the "Consortium Provisions") may be surrendered to a Venturer or an Affiliate of a Venturer
                        (hereinafter, the "Claimant Company") by way of a consortium claim, the Venture shall, subject to the consent of each Venturer, surrender such portion, not to exceed such Venturer's Percentage Share, of such Tax
                        Loss to the Claimant Company as may be requested by such Venturer. The Claimant Company shall make (or, if the Claimant Company is an Affiliate of a Venturer, such Venturer shall cause the Claimant Company to make) a payment to the Venture in an amount equal to the product of the rate of United Kingdom corporation tax in effect for the relevant Financial Year of the Claimant Company (or the average rate calculated on a time basis where more than one such rate is applicable in respect of the relevant Financial Year) and the amount of the surrendered Tax Loss.

                  (ii) If a Venturer or an Affiliate of a Venturer has a Tax Loss which, pursuant to the Consortium Provisions, may be surrendered to the Venture, such Venturer may, at its election and subject to the consent of the other Venturer, surrender or cause the surrender of all or a portion of such Tax Loss to the Venture. The Venture shall make a payment to the Person surrendering the Tax Loss in an amount equal to the product of the United Kingdom corporation tax rate in effect for the relevant Financial Year of the Venture (or the average rate calculated on a time basis where more than one such rate is applicable in respect of the relevant Financial
                        Year) and the amount of the surrendered Tax Loss.

                  (iii) Any payment required pursuant to paragraph (i) or (ii)
                        above shall be made nine months after the end of the relevant accounting period at the party to which the Tax Loss is surrendered. Appropriate adjusting payments shall be made in the event that the amount of the surrendered Tax Loss is adjusted by the Inland Revenue (including adjustments in the nature of total or partial disallowance of (x) the surrendered Tax Loss or
                        (y) the application of consortium relief). In the case of a Tax Loss surrendered to the Venture pursuant to paragraph (ii) above, the Venturer which surrenders (or whose Affiliate surrenders) the Tax Loss shall indemnify and hold harmless the Venture from and against any interest and penalties payable as a result of any adjustment made by the Inland Revenue.

                  (iv) If a Tax Loss is surrendered to the Venture pursuant to paragraph (ii) above, then for United States federal income tax purposes, the amount of United Kingdom corporaton taxes deemed to have been paid by the Venture for the relevant accounting period allocated to QVC shall equal (x) QVC's Percentage Share of the amount of United Kingdom corporation taxes which would have been payable by the Venture absent surrender of the Tax Loss minus (y) the amount of United Kingdom corporation tax liability saved by the Venture for the relevant period as a result of Tax Losses surrendered to the Venture by QVC or its Affiliates.

                  (v) QVC shall at all times ensure that its Subsidiary QVC Sub owns its entire Shares in the Venture and that QVC Sub is at all times a UK resident company for tax purposes.

         (c) The Venturers agree to jointly make an election under Section 247 of the Income and Corporation Taxes Act 1988 (the election permitted under such provision being referred to herein as the "Section 247 Election") with respect to dividends paid by the Venture PROVIDED HOWEVER that unless the Venturer receiving the dividend payment elects to the contrary (in which case the Section 247 Election shall apply with respect to any dividend payment to such Venturer and the Venture shall not account for advance corporation tax with respect to such dividend payment to such Venturer), the Venture shall cause such Section 247 Election not to apply with respect to any dividend payment and the Venture shall account to the Inland Revenue for advance corporation tax with respect to dividends in accord with Schedule 13 of the Income and Corporation Taxes Act 1988. The Venturers agree to jointly make the Section 247 Election with the Venture with respect to any payments of interest made by the Venture to the Venturers.

         (d) All references herein to provisions of the Income and Corporation Taxes Act 1988 shall be deemed to include references to any successor provisions thereto.

7.       RESTRICTIONS ON DISPOSITION OF VENTURE INTERESTS

7.1      PROHIBITION ON DIRECT DISPOSITION OF VENTURE INTERESTS

         (a) BSkyB agrees with respect to BSkyB Sub and QVC agrees with respect to QVC Sub that, except as otherwise provided in Clause 7.3:

                  (i) BSkyB Sub and QVC Sub shall at all times be and remain the record and beneficial owner of the Shares purchased by it pursuant to Clause 2.1(a) and of any new Shares which may hereafter be issued to it by the Venture;

                  (ii) it will not Dispose of all or any portion of its Venture Interest or any of such Venturer's rights or interests under this Agreement (including without limitation such Venturer's rights to participate in the management of the Venture); and

                  (iii) it will not enter into any agreement which gives any other Person any voting or other rights with respect to such Venturer's Venture Interest.

         (b) QVC and any QVC Affiliate having made a Funding Loan shall not dispose of all or any portion of the Funding Loans outstanding to it (including its Funding Loan Note or any other note evidencing a Funding Loan).

7.2      SUBSIDIARY STATUS

         QVC agrees that:

         (i)      QVC Sub will at all times remain a Subsidiary of QVC;

         (ii) the occurrence of any event which results in QVC Sub ceasing to be a Subsidiary of QVC shall be deemed to constitute a Disposition by QVC of its interest in the Venture in violation of the terms of this Agreement; and

         (iii) it will procure that QVC Sub shall at all times fully comply with its obligations under this Agreement.

         BSkyB agrees that:

         (i)      BSkyB Sub will at all times remain a Subsidiary of BSkyB;

         (ii) the occurrence of any event which results in BSkyB Sub ceasing to be a Subsidiary of BSkyB shall be deemed to constitute a Disposition by BSkyB of its interest in the Venture in violation of the terms of this Agreement; and

         (iii) it will procure that BSkyS Sub shall at all times fully comply with its obligations under this Agreement.

7.3      EFFECT OF PROHIBITED DISPOSITIONS

         No actual or purported Disposition of:

         (a)      any Shares or of all or any portion of a Venture Interest; or

         (b) the QVC Payment Balance (or any part thereon) (including any Funding Loan Notes) (except in connection with any "blanket" bona fide security interest granted by QVC to a financing entity in the ordinary course of such financing entity's financing business, nor any right with respect thereto, whether voluntary or involuntary, in violation of any provision at this Agreement shall be valid or effective to grant to any other Person any right, title or interest in or to such Shares or Venture Interest (or portion thereof) and the Venturers agree that all Shares and Funding Loan Notes shall bear an appropriate legend setting forth such restriction.

8.       EVENTS OF DEFAULT: CONSEQUENCES AND REMEDIES; SPECIAL TERMINATION
         EVENTS

8.1      EVENTS OF DEFAULT

         An "Event of Default" means, with respect to a Venturer, the occurrence of any of the following:

         (a) the failure by QVC (the "Non-Funding Venturer") to make any Funding Loan required pursuant to Clause 2.2(b) or Clause 5.1 when due (a "Defaulted Funding Loan") and such failure continues for a period of five (5) Business Days after receipt of notice from BSkyB that such Funding Loan (or any portion therof) is overdue (a "Funding Event of Default") PROVIDED THAT QVC shall not be required to make any Funding Loan or any portion thereof in excess of the Agreed Cap as adjusted in accordance with Clause 5.1(f) above;

         (b) the Disposition of a Venturer's Shares or all or any portion of such Venturer's Venture Interest except as permitted by this Agreement PROVIDED HOWEVER that no Event of Default shall be considered to have occurred for thirty (30) days following the involuntary encumbrance of all or any part of such Shares or Venture Interest if during such 30-day period such Venturer acts diligently to, and does, remove any such encumbrance, including, but not limited to, by effecting the posting of a bond to prevent foreclosure where necessary;

         (c) the Disposition by the Parent of a Venturer of all or any part of such Parent's interest (equity or other) in such Venturer;

         (d) the failure by a Venturer to perform any other material obligation to be performed by such Venturer hereunder or the violation by such Venturer of any other material term or condition hereof, which failure or violation continues for ten (10) Business Days after written notice thereof from the other Venturer PROVIDED HOWEVER that with respect to any failure or violation which if not a failure to pay money:

                  (i) if such failure or violation is curable but is of such a nature that it cannot reasonably be cured within such ten (10) Business Day period; and

                  (ii) such Venturer in good faith begins efforts to cure such failure or violation within such ten (10) Business Day period and continues diligently to do so;

                  then in such case such Venturer has a reasonable additional period thereafter to effect the cure.

8.2      TERMINATION OF VENTURE

         Upon the occurrence and during the continuance of an Event of Default, the Venturer not responsible for such Event of Default (the "Non-Breaching Venturer") may at any time, by written notice to the Venturer responsible for such Event of Default (the "Breaching Venturer") elect to terminate the Venture in which event the Venture shall be liquidated and dissolved in accordance with Clause 10. If such election is made, the amount of all damages, losses, costs and expenses incurred or suffered by the Non-Breaching Venturer as a result of the Event of Default shall be deducted from any amounts otherwise payable to the Breaching Venturer in connection with such liquidation and dissolution and such amount shall be paid to the Non-Breaching Venturer. To the extent that the amount of any such damages, losses, and costs and expenses are uncertain, the Venture shall establish a reserve fund (a "Reserve Fund") into which shall be deposited funds equal to the Non-Breaching Venturer's bona fide estimate of such amounts. In the event that the Breaching Venturer disagrees with the amount of such estimate, the amount of such estimate shall be determined by an independent appraiser who shall be mutually selected by the Venturers. The Breaching Venturer shall bear all fees and costs with respect to the use of such independent appraiser PROVIDED HOWEVER that in the event that the appraiser determines that the Non-Breaching Venturer's estimate with respect to the amount of damages, losses, costs and expenses suffered by the Non-Breaching Venturer (a) exceeds the appraiser's estimate by more than 10%, the Non-Breaching Venturer shall bear all fees and costs with respect to the use of such appraiser or (b) exceeds the appraiser's estimate by more than 5% but less than 10%, the Venturers shall equally share the fees and costs with respect to the use of such appraiser. All monies placed in the Reserve Fund shall be deducted from any amounts otherwise payable to the Breaching Venturer in connection with such liquidation and dissolution. Upon a final, settlement of the amount of such damages, losses, costs and expenses, the Non-Breaching Venturer shall receive all amounts due to it from the Reserve Fund pursuant to the second sentence of this Clause 8.2. In the event that any monies remain in the Reserve Fund after the Non-Breaching Venturer has been paid in full, such monies shall be paid to the Breaching Venturer (to the extent otherwise distributable to him pursuant to the terms of Clause
         10). Notwithstanding any other provision of this Agreement, in the event that the only Event of Default is an Event of Default under Clause 8.1(a), QVC shall in no event be liable for damages in excess of an amount equal to the Agreed Cap minus the QVC Payment Balance as of the date of the Event of Default.

8.3      ADDITIONAL REMEDIES

         Notwithstanding any provision of Clause 8.2 to the contrary, the foregoing provisions of this Clause 8 shall be in addition to and not in limitation of any other rights or remedies that the Venture or the Non-Breaching Venturer may have against the Breaching Venturer or its Affiliates at law or in equity, pursuant to statute or regulation or otherwise and the Venture and the Non-Breaching Venturer shall be entitled to recover from the Breaching Venturer in an appropriate proceeding any damages incurred by either of them in connection with such Event of Default.

9.       BUSINESS OF THE VENTURE

9.1      RESTRICTIVE PROVISIONS

         (a) Each Venturer and Parent covenants and agrees that during the Term, except as permitted under this Clause 9.1, it will not, directly or indirectly:

                  (i) operate, own any interest in or participate in the profits of a program service similar in theme or content to the Service and distributed in any language via television in any form, whether pay, free-to-air, satellite or terrestrially delivered, directed at audiences in the Territory (a "Restricted Program Service") except through the Venture; and

                  (ii) become or remain interested in any Person (other than the Venture) engaged in a Restricted Program Service in any capacity, including, without limitation, as a shareholder, director, partner, principal, employee, agent or consultant.

         (b) Without derogating from Clause 9.1(a), each Venturer and Parent covenants and agrees that during the Term, except as permitted under this Clause 9.1, it (the "First Participant") will not, directly or indirectly:

                  (i) operate, own any interest in or participate in the profits of a program service similar in theme or content to the Service and distributed in any language via television in any form, whether pay, free-to-air, satellite or terrestrially delivered, directed at audiences in the Transponder Footprint (a "Restricted European Program Service") except through the Venture or a venture structure that complies with Clause 9.1(c));

                  (ii) become or remain interested in any Person (other than the Venture or a venture structure which complies with Clause 9.1(c)) engaged in a Restricted European Program Service in any capacity, including, without limitation, as a shareholder, director, partner, principal, employee, agent or consultant;

                  (a "New Business") except as set out in Clause 9.1(c) or as otherwise approved by the other Venturer ("Second Participant").

         (c) a proposal for a New Business complies with the provisions of this Clause 9.1(c) if:

                  (i) the only equity holders are BSkyB and QVC (or their respective Affiliates) (each a "Participant") in equal shares together with such other Persons as BSkyB and QVC mutually approve;

                  (ii) each Participant bears 50% of the new venture's investment costs and no Participant receives any percentage of gross sales (other than equally with the other Participant) and no Participant is entitled to interest on recoupment of capital expenditure incurred except pari passu with the other Participant;

                  (iii) the First Participant gives to the Second Participant notice in writing (an "Offer Notice") setting out a business plan and other terms in respect of the New Business that comply with sub-paragraph (ii) above ("Offered Terms"). The Offered Terms shall in all respects be bona fide arms length terms capable of acceptance by the Second Participant and not providing any rights or benefits to the First Participant inconsistent with sub-paragraph (ii) above;

                  (iv) if the Second Participant does not accept the Offered Terms within 28 days of the date on which the Offer Notice is given to it, the First Participant shall be free to proceed on the Offered Terms with another Person but shall not proceed on terms more favourable to any other Person without giving a fresh Offer Notice to the Second Participant in accordance with this Clause 9.1(c); and

                  (v) if the First Participant having given an Offer Notice to the Second Participant (the terms of which Offer Notice are not accepted by the Second Participant) shall not conclude terms with another Person (or commence in its own right a business being no broader than as specified in the Offer Notice) within 3 months of the date on which an Offer Notice is given, the First Participant may not commence the New Business without giving a further Offer Notice in accordance with this Clause 9.1 (c).

         (d) BSkyB shall not be in violation of this Clause 9.1 by virtue of:

                  (i) BSkyB's ownership and operation of its subscriber management system based at Livingston, Scotland;

                  (ii) BSkyB distributing any program service as part of the Basic Tier (or any other tier or package or programming) SAVE THAT BSkyB shall only distribute a program service directly competitive with the Channel if they are judged by a court or similar regulatory authority of competent jurisdiction to be in violation of any applicable law or regulation;

                  (iii) BSkyB selling and promoting premiums and other
                        merchandise and Sky-branded goods (whether or not such goods are advertised on BSkyB's programme services) which premiums, merchandise and goods are intended to promote the business of BSkyB;

                  (iv) BSkyB carrying advertisements on air whereby viewers are invited to call telephone numbers or make other responses to obtain goods or services which are advertised (subject to applicable ITC advertising regulations or standards).

         (e) QVC shall not be in violation of this Clause 9.1 as a result of its Spanish or Portuguese language broadcast services conducted or to be conducted pursuant to its agreement with Grupo Televiso.

         (f) Any Venturer, either alone or in combination with any other Person, without violating any provision of this Agreement or any duty of such Venturer to the Venture or any other Venturer and without incurring any obligation or liability to the Venture or any other Venturer, may engage in activities that would otherwise be prohibited pursuant to Clause 9.1 if:

                  (i) such Venturer has given written notice to the other Venturer specifying the nature of such activities; and

                  (ii) such Venturer receives the written approval of the other Venturer specifically authorizing such Venturer to exploit such activities outside of the Venture.

9.2      OTHER ACTIVITIES; RIGHT TO COMPETE

         Any Venturer, and any Affiliate of any Venturer, may, subject only to the express provisions of this Clause 9, engage, directly or indirectly (including without limitation through and by means of an equity or profits interest in any other Person), in other businesses or Ventures of any nature or description, without regard to whether such businesses or Ventures are or may be deemed to be competitive with the Business. Any term of this Agreement to the contrary notwithstanding (other than and subject only to the express provisions of this Clause 9), no Venturer or any Affiliate of any Venturer shall be obligated to present or offer to the Venture any particular investment or business opportunity, regardless of whether the Venture could take advantage of such opportunity if it were presented to the Venture, but may avail itself of any such opportunity for its own behalf. Except to the extent otherwise expressly prohibited or required by this Agreement, each Venturer and its Affiliates has the right to act in any manner it believes to be in its own best interests without regard to the interests of the Venture.

9.3      ACKNOWLEDGMENTS

         The parties agree and acknowledge that:

         (a) all trademarks, copyrights, patents, trade secrects, "trade dress" and other similar proprietary rights, property and information now or hereafter owned by QVC and used by the Venture shall remain the sole property of QVC but shall wherever possible be made available to the Venture during the term of the Venture on the basis that the Venture shall acquire no property rights or goodwill therein other pay the rent and other moneys payable under the Transponder Sub-Lease to BSkyB or at QVC's election, directly to SES PROVIDED THAT where payment is made direct reasonable prior notice shall be given to BSkyB to avoid multiplicity of payment and (y) observe and perform the covenants on the part of the lessee and the conditions contained in the Transponder Lease and (z) indemnify BSkyB and QVC against all claims, demands, proceedings, damages, costs and expenses arising out of or incidental to their breach, non-observance or non-performance by the Venture. QVC shall join in the Transponder Sub-Lease to give the guarantee therein. The parties shall use all reasonable endeavours to obtain, and will pay the incidental costs for obtaining, SES's consent to the sub-lease and QVC shall ensure that the Venture shall co-operate in obtaining such consent by supplying such information and references as may reasonably be required.
                  The Venture shall indemnify BSkyB and QVC against all or any costs, claims, demands and losses incurred or suffered by BSkyB or QVC as a result of the use of the Transponder by the Venture as sub-lessee.

         (b) QVC hereby guarantees to BSkyB that the Venture shall make all payments due to BSkyB under Schedule VI of the Transponder Sub-Lease (including payments due pursuant to any indemnity) or at QVC's election, directly to SES PROVIDED THAT where payment is made direct reasonable prior notice shall be given to BSkyB to avoid multiplicity of payment, in either case, on the due dates and in the event of any failure by the Venture to make any such payments QVC will on demand make payments to BSkyB on a full indemnity basis PROVIDED THAT any payments made by QVC pursuant to such guarantee shall be treated as Funding Loans to the Venture and QVC's aggregate liability under the said guarantee shall not exceed the Agreed Cap less the QVC Payment Balance. For the avoidance of doubt, QVC shall have no further liability under such guarantee from the earlier of:

                  (i) the termination of this Agreement, the Venture or the Transponder Sub-Lease (whichever shall first occur);

                  (ii) the QVC Payment Balance equalling or exceeding the Agreed Cap; and

                  (iii) the Break Even Date.

         (c) On the termination of the Transponder Sub-Lease for any reason the Astra Transponder shall revert to BSkyB.

         (d)      BSkyB represents and warrants to QVC that:

                  (i) BSkyB has negotiated the terms of the head lease with SES on a fair basis and that there is no cross subsidisation between that lease and any other lease of transponder capacity by BSkyB PROVIDED THAT BSkyB has disclosed to QVC the arrangements between SES and BSkyB in the event that BSkyB uses an alternate satellite system for digital transmission; and

                  (ii) all necessary consents, approvals and permits have been or will be obtained in connection with the execution of the Transponder Sub-Lease.

9.8      SUB-LEASE OF PREMISES

         (a) The main business premises of the Venture shall be at Block A MarcoPolo House, Queenstown Road, London, SW8 (the "First Premises") and the adjoining Arches Nos 94 to 96 inclusive) and part Arch 93 Queenstown Road, London, SW8 (the "Second Premises") (the First Premises and the Second Premises together called the "Premises"). The First Premises are currently held by BSkyB under a Lease dated 23 December 1988 between Universities Superannuation Scheme Limited (the "Landlord") (1) and British Satellite Broadcastng Limited (BSkyB's former name) (2) (the "First Lease") and the Second Premises are currently held under a lease dated 1 October 1992 between the Landlord (1) and BSkyB (2) (the "Second Lease") (the First Lease and the Second Lease together called the "Leases"). The parties shall do all things reasonably required of them to ensure that the Venture shall take a sub-lease of each of the First Premises and the Second Premises in the form of the draft sub-leases attached hereto as Exhibits G and H, respectively (the "Sub-Leases").

         (b) The term of the Sub-Lease of the First Premises shall commence on 24 June 1993 and expire on the day before the expiry of the term of the First Lease and the term of the Second Lease shall commence on 24 June 1993 and expire on the day before the expiry of the term of the Second Lease.

         (c) QVC shall guarantee the payments of the Venture thereunder in the terms of the guarantee contained in the Sub-Leases.

         (d) BSkyB shall at the cost of the Venture use all reasonable endeavours to obtain the reversioner's licence to the grant of the Sub-Leases. QVC shall provide all necessary information and lend all assistance as may reasonably be required to obtain the licences. The Venture shall join in the licences to covenant direct with the Landlord to observe and perform the covenants on the part of the Venture contained in the Sub-Leases.

         (e) From 24 June 1993 BSkyB shall permit the Venture to occupy the Premises as licensee only and the Venture shall with effect from the 24 June 1993:

                  (i) pay to BSkyB a licence fee equal to the rents reserved by and other amounts due to the Landlord pursuant to the Sub-Leases on the dates due for the payment of such rents and other amounts pursuant to the Sub-Leases;

                  (ii) pay and discharge all rates and other outgoings and insurance premiums in respect of the Premises and all charges for gas, electricity water, telephones and other services consumed on the Premises (apportioned on a daily basis) (or in the absence of direct assessment on the Venture will reimburse BSkyB on demand for any such outgoings or charges);

                  (iii) observe and perform all covenants and conditions on the part of the tenant contained in the Sub-Leases as if the same had been granted and shall indemnify BSkyB for any loss suffered as a result of any breach, non-observance or non-performance of such covenants and conditions; and

                  (iv) assume all third party public liability and employers liability risks attached to the occupation and use of the Premises and keep BSkyB indemnified in respect of any claim arising out of such risks.

         (f) In the event that the requisite reversioner's licences to the grant of the Sub-Leases has not been granted by the date six
                  (6) months after the date of this Agreement BSkyB shall at the request of the Venture apply to the court for an order declaring that the reversioner's licences have been unreasonably withheld or delayed.

         (g) Each of the Sub-Leases shall be granted on the date seven days after the date of the relevant reversioner's licence (or an order of the court declaring that such licence has been unreasonably withheld) provided that if such licence has not been granted (or order made) by the date nine months after the date of this Agreement the Sub-Leases shall forthwith be completed in any event.

         (h) Copies of the Leases have been supplied to the Venture and the Venture shall accept BSkyB's title to the grant of the Sub-Leases without any objection requisition or enquiry PROVIDED THAT BSkyB shall not have knowingly done or permitted to be done anything which adversely affects the title between the date hereof and completion of the Sub-Lease. Within one month of the date hereof BSkyB shall furnish to QVC or QVC's solicitors evidence reasonably satisfactory to QVC that the charge referred to in entries numbers 1 and 2 of the Charges Register of BSkyB's title number TGL14416 has been released.

         (i) The Venture shall indemnify BSkyB and QVC against all or any costs, claims, demands and losses incurred or suffered by BSkyB or QVC as a result of:

                  (i) the occupation of the Premises by the Venture as licensee; and/or

                  (ii)  the completion of the grant of the Sub-Leases,

                  pursuant to the Agreement without in either case the requisite consent or licence of the reversioner pursuant to the Leases.

         (j) QVC hereby guarantees to BSkyB that the Venture shall make all rent payments due to BSkyB under the Sub-Leases (including payments due pursuant to any indemnity) or at QVC's election, directly to SES PROVIDED THAT where payment is made direct reasonable prior notice shall be given to BSkyB to avoid multiplicity of payment, in either case, on the due dates, and in the event of any failure by the Venture to make any such payments QVC will on demand make payments to BSkyB on a full indemnity basis PROVIDED THAT any payments made by QVC pursuant to such guarantee shall be treated as Funding Loans to the Venture and QVC's aggregate liability under the said guarantee shall not exceed the amount of the Agreed Cap less the QVC Payment Balance. For the avoidance of doubt, QVC shall have no further liability under the said guarantee from the earlier of

                  (i) the termination of this Agreement, the Venture or the Sub-Leases (whichever shall first occur); and

                  (ii) the QVC Payment Balance equalling or exceeding the Agreed Cap; and

                  (iii) the Break Even Date.

         (k) BSkyB shall have the right to remove from the Premises such equipment as shall not reasonably be required for the conduct of the Business in the reasonable discretion of the Venture.

9.9      HIRING RESTRICTIONS

         Each Venturer covenants and agrees that during the Term such Venturer shall not, and shall cause each of its Affiliates not to, solicit, directly or indirectly, any of the Venture's employees (other than employees who have previously been employed by such Venturer) to leave the employ of the Venture or otherwise interfere with the relationship of the Venture with any Person employed by the Venture. Notwithstanding anything to the contrary contained herein, the Board of Directors may grant exceptions to the restrictions contained in this Clause 9.9 on a case by case basis.

9.10     RIGHTS AND REMEDIES UPON BREACH

         If a party (either directly or by virtue of the activities at any of its Affiliates) breaches, or threatens to commit a breach of, any of the provisions of Clauses 9.1, 9.9 or 9.12 (collectively, the "Restrictive Covenants"), the other parties and the Venture shall each have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to such parties or the Venture under law or in equity:

         (a) the right and remedy to have the Restrictive Covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to such other party's Venture Interest and the Venture and that money damages will not provide an adequate remedy to such other party or the Venture; and

         (b) the right and remedy to require such party to account for and pay over to the Venture, all compensation, profits, monies, accruals, increments or other benefits derived or received by such Venturer or any of its Affiliates as the result of any transactions constituting a breach of the Restrictive Covenants.

         Nothing in this Clause 9.10 shall be construed to limit the right of any party or the Venture to collect money damages in the event of a breach of any Restrictive Covenant.

9.11     REASONABLENESS; SEVERABILITY

         (a) Each of the parties acknowledges and agrees that the Restrictive Covenants are reasonable and valid in scope (geographical, temporal and otherwise) and in all other respects and that it shall not raise any issue of reasonableness as a defence in any proceeding to enforce any such Restrictive Covenants.

         (b) In the event that any court or other competent regulatory authority determines that any of the Restrictive Covenants, or any part thereof, is unenforceable against any party because of the duration or scope (geographic or otherwise) of such provision, but would be valid if some part thereof were deleted or the duration or scope thereof were reduced, such restrictions shall apply with such modifications as shall be necessary to make them effective with the maximum competitive restraint and consent to such revision is hereby granted.

9.12     CONFIDENTIAL INFORMATION

         Each Venturer, Parent and its Affiliates:

         (i) shall use any and all Confidential Information only for purposes of the Venture and shall not use such Confidential Information for the benefit of or in connection with any other business or enterprise of such Venturer or any of its Affiliates; and

         (ii) shall, and shall cause its and their respective officers, directors, employees, attorneys, accountants and agents (collectively "Agents"), to keep secret and retain in strictest confidence any and all Confidential Information, and shall not disclose such Confidential Information, and shall cause its Agents not to disclose such Confidential Information, to any Person other than such Venturer, its Affiliates, the Venture or their respective Agents, except for such disclosures as may be required by law, disclosures to such Venturer's counsel, or disclosures pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which securities of such Venturer or any such Affiliate are listed or traded (in which event the Venturer making such disclosure or whose Affiliates or Agents are making such disclosure shall so notify the other Venturer as promptly as practicable (and if possible, prior to making such disclosure) and shall seek confidential treatment of such information) as may be necessary to establish or enforce its rights hereunder. The obligations under this Clause 9.12 shall survive the termination of the Venture, any Venturer's withdrawal therefrom and any Person ceasing to be an Affiliate of a Venturer for a period of three (3) years. Any press release concerning the formation or operation of the Venture must be approved by the Board of Directors prior to release.

10.      TERMINATION OF THE VENTURE

10.1     TERMINATION

         Termination of this Agreement shall take place upon the first to occur of the following:

         (i) the mutual agreement of the Venturers to terminate the Venture;

         (ii) any termination of the Venture in accordance with Clauses 2.5 or 2.6;

         (iii)    any termination of the Venture in accordance with Clause
                  5.3(a);

         (iv)     any termination of the Venture in accordance with Clause 8.2;
                  or

         (v) (x) the commencement by either Venturer or its Parent of any Bankruptcy Proceeding; (y) the making by either Venturer of a general assignment for the benefit of its creditors; or (z) the commencement against either Venturer or its Parent of any Bankruptcy Proceeding which either:

                  (A) results in the entry of an order for relief or any such adjudication or appointment; or

                  (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days;

         (vi) if the Astra Transponder is unavailable for in excess of sixty (60) days and either no back-up or alternative transponder or other delivery system acceptable to each Venturer (such acceptance not to be unreasonably withheld) is made available to the Venture during that time PROVIDED THAT before exercising such right to terminate the Venture shall have regard to the cable distribution of the Channel;

         (vii) withdrawal of any license or consent materially necessary for the conduct of the Business;

         (the events set forth in (i) - (vii) of this Clause shall be collectively referred to herein as "Termination Events").

10.2     CONSEQUENCES OF A TERMINATION

         (a) Upon the occurrence of any Termination Event, the Venture shall be liquidated and dissolved in accordance with the applicable provisions of the laws of England and Wales. In such event, the Venturers hereby agree to take all such steps as shall be reasonably necessary to ensure that the Venture is voluntarily wound-up promptly and that the liquidator shall be an independent chartered accountant to be appointed by agreement between the Venturers or, in the event of default of such agreement on the application of either Venturer by the then current President of the Institute of Chartered Accountants of England and Wales. Unless the Break Even Date has occurred QVC agrees that, in the event of a liquidation or dissolution of the Venture, if the Board of Directors of the Venture is unable to make the Statutory-Declaration of solvency required by Section 89 of the Insolvency Act 1986 or would have been unable to make such Declaration had it been proposed to wind the Venture up voluntarily, QVC Shall forthwith make such non-returnable capital contributions to the Venture as shall be necessary to enable the Board of Directors to make such Declaration PROVIDED THAT the amount of such contribution shall not exceed an amount which when added to the QVC Payment
                  Balance, exceeds the Agreed Cap.

         (b) The Parties hereby agree that each of the Ancillary Agreements shall terminate upon the dissolution of the Venture PROVIDED HOWEVER that no termination of any Ancillary Agreement shall relieve any party thereto of any of its obligations or liabilities thereunder arising prior to (including, without limitation, any obligations or liabilities arising out of or based upon transactions or events occurring prior to) the date of such termination.

10.3     SUBORDINATION AND NON-RECOURSE

         On the winding up of the Venture the rights of QVC against the Venture in respect of the Funding Loans and the rights of BSkyB against the Venture in respect of amounts owed BSkyB pursuant to Clause 3.1 of the DTH Distribution Agreement ("Net Sales Payments") shall rank pari passu and shall be postponed to the claims of the ordinary creditors of the Venture (meaning creditors whose claims are admitted in the winding up of the Venture) and accordingly no amount shall be payable to QVC in respect of its Funding Loans or to BSkyB in respect of its Net Sales Payments until the claims of the said ordinary creditors of the Venture have been satisfied in full and the rights of QVC to receive any amounts in respect of its Funding Loans and of BSkyB to receive any amounts in respect of its Net Sales Payments in the winding up of the Venture shall be limited to (and QVC and BSkyB shall have sole recourse to) any remaining assets of the Venture and QVC and BSkyB shall have no action against the Venture or any officer or employee of the Venture or against any Venturer or any Venturer's officers, employees or Affiliates if QVC's Funding Loans are not repaid in full (or at all) or if BSkyB's Net Sales Payments are not made in full (or at all). For the purposes of this clause "winding up" shall include any procedure whereby the Venture may be liquidated, dissolved or wound up or cease to exist as a body corporate and whether brought or instigated by QVC, QVC Sub, BSkyB, BSkyB Sub or any other Person.

11.      REPRESENTATIONS AND WARRANTIES

11.1     REPRESENTATIONS AND WARRANTIES

         In order to induce each other to enter into this Agreement and to perform its obligations hereunder, each party hereby severally represents and warrants to each other party that:

         (a) it is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and it has all corporate power and authority necessary to carry on its business as it is now being conducted, to enter into this Agreement and to perform its obligations hereunder;

         (b) all corporate and other proceedings required to be taken by or on behalf of such Venturer to authorize it to enter into and carry out this Agreement have been duly taken, and this Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, such Venturer, enforceable against such Venturer in accordance with its terms except:

                  (i) as such enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors rights generally; and

                  (ii) to the extent that equitable remedies, such as injunctive relief or specific performance, are within the discretion of courts of competent jurisdiction;

         (c) the execution and delivery of this Agreement, the performance by such Venturer of its terms, and the consummation of the transactions contemplated hereby, will not conflict with, or result in any violation of, or default or loss of a benefit under, or permit the acceleration of any obligation under:

                  (i) the certificate of incorporation, articles of association, by-laws or memorandum of association (or comparable instruments with different names) of such Venturer;

                  (ii)  any contract, agreement or commitment of such Venturer;
                        or

                  (iii) any permit, concession, grant, franchise, license,
                        judgment, order, decree, statute, law, ordinance, rule or regulation (excluding any UK or EC competition laws, rules and regulations) applicable to such Venturer or to its respective properties, other than such conflicts, violations, defaults or losses which do not and will not, individually or in the aggregate, have a material adverse effect on the business or financial condition of such Venturer or the ability of such Venturer to consummate the transactions contemplated hereby;

         (d) no consent, approval, order, or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution and delivery of this Agreement by such Venturer or the consummation by sucn Venturer of the transactions contemplated hereby; and

         (e) All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by such Venturer or its Affiliates directly with the other Venturer or Affiliates thereof and without the intervention of any person who, either as a result of any act of such Venturer or otherwise to the knowledge of such Venturer, has or will have a valid claim against any of the Venturers or their Affiliates for a finder's fee, brokerage commission or other like payment with respect to this Agreement or such transactions.

11.2     ADDITIONAL REPRESENTATIONS

         In order to induce BSkyB to enter into this Agreement and to perform its obligations hereunder, QVC hereby represents and warrants to BSkyB that QVC Sub is a Subsidiary of QVC. In order to induce QVC to enter into this Agreement and to perform its obligations hereunder, BSkyB hereby represents and warrants to QVC that BSkyB Sub is a Subsidiary of BSkyB.

11.3     SURVIVAL

         The representations and warranties contained in this Agreement shall survive the termination of this Agreement and any investigation made by or on behalf of any of the parties hereto at any time with respect thereto.

12.      MISCELLANEOUS

12.1     ENTIRE AGREEMENT; CONSTRUCTION

         This Agreement, together with the Ancillary Agreements and the other Exhibits and Annexures hereto (and any other agreements expressly contemplated hereby or thereby), constitute the entire agreement and understanding and supersede all other prior agreements and understandings, both written and oral, between the Venturers or their Affiliates or any of them with respect to the subject matter hereof (including without limitation the Heads of Agreement signed between BSkyB and QVC in Los Angeles, California, USA on 5 June 1993 and the amendment thereto signed between BSkyB and QVC on 17 August 1993, copies of which are attached hereto as Exhibit K). In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

12.2     GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of England and Wales and each party hereby consents to the non-exclusive jurisdiction of the Courts of England and Wales.

12.3     THIRD PARTY BENEFICIARIES

         None of the provisions of this Agreement, including, without limitation, Clause 10, shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of the Venture or of any Venturer. No sucn third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability, or obligation (or otherwise) against the Venture or any of the Venturers.

12.4     EXPENSES

         Each party hereto shall assume and pay its own expenses incidental to the negotiation and execution of this Agreement, the preparation for carrying it into effect and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, each Venturer shall pay all legal and accounting fees, and other fees to consultants and advisers incurred by it, including, if any, brokers' or investment banking fees relating to this Agreement and such transactions and shall indemnify and hold the Venture and the other Venturer free and harmless from any of such expenses and fees. It is understood and agreed that no legal fees or accounting fees for services rendered relating to this Agreement shall be paid or assumed by the Venture.

12.5     WAIVERS AND AMENDMENTS

         This Agreement may be amended, superseded, cancelled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by both Venturers, or, in the case of a waiver, by the Venturer waiving compliance. Except where a specific period for action or inaction is provided herein, no failure on the part of any Venturer to exercise, and no delay on the part of a Venturer in exercising, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of a Venturer of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.6     NOTICES

         All notices, requests, demands. and other communications required or permitted to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given by certified or registered mail, postage prepaid, or delivered by hand or by nationally recognized air courier services or in the form of telegram, directed to the address or telecopy number of such Person set forth below:

         If to the Venture, to:
         ----------------------
         MarcoPolo House
         Queenstown Road
         London SW8 4NQ

         Attn:                              Peter Ridsdale
         Telecopy number:                   (44.71) 627 6103

         with a copy to:

         all other Persons specified in this notice section

         If to BSkyB or BSkyB Sub:
         -----------
         6 Centaurs Business Park
         Grant Way
         Isleworth
         Middlesex TW7 5QD

         Telecopy number:                   (44.71) 705 3008
         Attn:                              Chris Mackenzie

         with a copy to:

         Telecopy number:                   (44.71) 705 3254
         Attn:                              Deanna Bates

         If to QVC or QVC Sub
         ---------
         Goshen Corporate Park
         West Chester
         Pennsylvania 19380

         Telecopy number:                   (215) 430 2380
         Attn:                              Michael Boyd and Neal Grabell

         Any such notice shall become effective seven (7) Business Days after posting in the United States Mail or the United Kingdom Mail as aforesaid or, in the case of notices delivered by hand, air courier service or telegram, when received as confirmed by receipt or other confirmation signed by the receiving party. A party serving notice by post shall use its best endeavours to copy the receiving party by telecopy. From time to time any party hereto may designate a new address or telecopy number for purposes of notice hereunder by notice to the other party hereto.

12.7     COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. It shall not be necessary for any counterpart to bear the signature of all parties hereto.

12.8     SEVERABILITY

         If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to other Persons or circumstances shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to an equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereto hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

12.9     SUCCESSORS AND ASSIGNS

         Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Venturers, and their legal representatives, successors and assigns.

12.10    NO RIGHT OF SET-OFF

         No Venturer shall be entitled to offset against any of its financial obligations to the Venture under this Agreement, any obligation owed to it or any of its Affiliates by any other Venturer or any of such other Venturer's Affiliates.

12.11    HEADINGS; CLAUSE REFERENCES

         The Clause headings contained in this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. All Clause and paragraph references contain herein shall refer to this Agreement unless otherwise specified.

12.12    NO PARTNERSHIP

         Nothing contained herein shall be deemed to create any relationship of partnership or agency, nor shall any similar relationship be deemed to exist by virtue of this Agreement between any of BSkyB or any of its Affiliates on the one hand and QVC or any of its Affiliates on the other.

12.13    RESTRICTIVE TRADE PRACTICES ACT

         No provisions of this Agreement or of any agreement or arrangement of which it forms part, by virtue of which the agreement constituted by all of the foregoing is subject to registration (if such be the case) under the Restrictive Trade Practices Act 1976 and 1977, shall take effect until the day after particulars of such agreement have been furnished to the Director General of Fair Trading pursuant to Clause 24 of the Restrictive Trade Practices Act 1976.

12.14    CONFLICTS WITH ANCILLARY AGREEMENTS

         In the event of any conflict between the terms and provisions of this Agreement and those contained in any Ancillary Agreement, the terms and provisions of this Agreement shall govern.

12.15    CONFLICTS WITH MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

         In the event of any conflict between the terms and provisions of this Agreement and those contained in the Memorandum of Association and Articles of Association of the Venture, the terms and provisions of this Agreement shall govern.

12.16    TERMINATION

         This Agreement (including the provisions of Clause 9) shall terminate upon the consummation of the dissolution of the Venture PROVIDED HOWEVER that no termination of this Agreement shall relieve either Venturer of any liability under this Agreement prior to (including, without limitation, any obligations or liabilities arising out of or based upon transactions or events occurring prior to) the date of such termination.

AS WITNESS the hands of the respective duly authorized officers of each of the parties hereto on the date first above written.

SIGNED by QVC NETWORK, INC.                 )
by MICHAEL C BOYD in the                    )
presence of:                                )    MICHAEL C BOYD
                                                 ---------------------------------------------

Ann Leinhauser                                   DIRECTOR PRESIDENT AND CHIEF
                                                 ---------------------------------------------
                                                 OPERATING OFFICER
                                                 ---------------------------------------------
                                                 Title


SIGNED by BRITISH SKY                       )
BROADCASTING LIMITED                        )
by RICHARD BROOKE in the                    )
presence of:                                )    RICHARD BROOKE
                                                 ---------------------------------------------

Michael Stern                                    SECRETARY
                                                 ---------------------------------------------
                                                 Title


SIGNED by PRECIS (1192)                     )
LIMITED by CHRISTOPHER MACKENZIE            )
in the presence of:                         )    CHRISTOPHER MACKENZIE
                                                 ---------------------------------------------

Michael Stern                                    DIRECTOR
                                                 ---------------------------------------------
                                                 Title


SIGNED by QVC BRITAIN                       )
by MICHAEL C BOYD and NEAL S                )
GRABELL in the presence of:                 )
                                            )    MICHAEL C BOYD         NEAL S GRABELL
                                                 ---------------------------------------------
Ann Leinhauser
                                                 DIRECTORS
                                                 ---------------------------------------------
                                                 Title



SIGNED by QVC by CHRISTOPHER                )
MACKENZIE in the presence of:               )
                                            )    CHRISTOPHER MACKENZIE
                                                 ---------------------------------------------
Michael Stern

                                                 DIRECTOR
                                                 ---------------------------------------------
                                                 Title

                         EXHIBITS
                         --------
A.       Exhibit B-1 - Memorandum of Association.

B.       Exhibit B-2 - Articles of Association.

C.       Exhibit C - Five Year Operating Plan.

D.       Exhibit D - 1994 Annual Budget.

E.       Exhibit E - Funding Loan Note.

F.       Exhibit F - DTH Distribution Agreement.

G.       Exhibit G - the Sub-Lease (in respect of the First Lease).

H-I.     Exhibit H - the Sub-Lease (in respect of the Second Lease).

J-K.     Exhibit J - Transponder Sub-Lease.

L.       Exhibit K - Heads of Agreement (with amendment).
